SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Amendment No. 1
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary proxy statement
☐       Confidential, For Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☑      Definitive proxy statement
☐       Definitive additional materials
☐       Soliciting material under Rule 14a-12
Energy Recovery, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction.

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Energy Recovery, Inc.

Notice of Annual Meeting of Stockholders
To Be Held June 10, 2011

Dear Stockholders,

The 2011 Annual Meeting of Stockholders of Energy Recovery, Inc., a Delaware corporation (the “Company” or “ERI”) will be held on Friday, June 10, 2011, at 10:00 a.m. Pacific Daylight Time. The Annual Meeting will take place at the Company’s headquarters, located at 1717 Doolittle Drive, San Leandro, CA 94577.

Only stockholders who owned stock at the close of business on April 15, 2011, can attend, and vote at, the meeting or any postponement or adjournment of the meeting. The purpose of the meeting is:

•	the election of Robert Yu Lang Mao, Thomas S. Rooney, Jr. and Dominique Trempont as Class III directors to serve until our 2014 annual meeting (or until their successors are elected and qualified),

•	the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2011,

•	an advisory vote on executive compensation,

•	an advisory vote on the frequency of executive compensation advisory votes, and

•	other business that may properly come before the meeting and any adjournment or postponement.

These items of business are more fully described in the attached Proxy Statement which is part of this Notice.

At the meeting, we will also report on our 2010 business results and other matters of potential interest to our shareholders.

By Order of the Board of Directors,

Thomas S. Rooney, Jr.
President and Chief Executive Officer

San Leandro, California
May 4, 2011

Whether or not you expect to attend the annual meeting of stockholders in person, you are urged to vote as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting.

Stockholders of record can vote their shares by using the internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Stockholders may also vote their shares by marking, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope.

If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

i

ii

ENERGY RECOVERY, INC.
1717 Doolittle Drive,
San Leandro, California 94577

PROXY STATEMENT

Why am I receiving these materials?

We are inviting you to attend an Annual Meeting of the stockholders of Energy Recovery, Inc. and vote on:

•	the election of Robert Yu Lang Mao, Thomas S. Rooney, Jr. and Dominique Trempont as Class III directors to serve until our 2014 annual meeting (or until their successors are elected and qualified),

•	the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2011,

•	an advisory vote on executive compensation,

•	an advisory vote on the frequency of executive compensation advisory votes, and

•	other business that may properly come before the meeting and any adjournment or postponement.

This year’s Annual Meeting will take place on Friday, June 10, 2011, at 10:00 a.m. local time. The meeting will be held at the Company’s main office at 1717 Doolittle Drive, San Leandro, California, U.S.A.

This Proxy Statement, the accompanying proxy and our Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Annual Report”) were first sent by mail to stockholders on or about May 4, 2011.

How do I vote?

If you are a record holder of our common shares, you can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. If you plan to vote in person, you must bring the enclosed proxy card and proof of identification to the meeting.

To vote by proxy, you must either:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•	vote by telephone (instructions for this are on the proxy card), or

•	vote by Internet (instructions for this are on the proxy card).

To ensure your vote is counted, please submit your vote by June 9, 2011.

If your shares are held for you in an account with a broker or other nominee, you will receive voting instructions from your nominee rather than a proxy card. To vote, please follow the voting instructions sent by your broker or other nominee. If you return your voting instructions timely, your broker or other nominee will then include your vote in the appropriate proxy card held by the record holder. If your shares are held in the name of a broker or other nominee, you cannot vote in person at the Annual Meeting unless you first obtain a legal proxy from your nominee and present it at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one (1) vote for each share of common stock you own as of April 15, 2011, the record date.

Can I change my vote after submitting my proxy?

If you are the record holder of your shares, you can withdraw or revoke your proxy at any time before the final vote at our Annual Meeting by:

•	delivering to the Company (to the attention of Carolyn F. Bostick, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date,

•	submitting a new proxy via the Internet or telephone in accordance with the instructions on your original form of proxy, or

•	attending the Annual Meeting and voting in person, in which case you must specifically revoke any previously returned proxy before you vote in person. Attending the Annual Meeting in person will not by itself revoke any prior proxy.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” our three director nominees, “FOR” one year with respect to the advisory proposal on the frequency of executive compensation advisory votes and “FOR” the other proposals made in this Proxy Statement. If any other matter is properly presented at the meeting, the Company representative authorized to vote on your behalf as your proxy will vote your shares using his or her best judgment.

Who pays for the expenses related the preparation and mailing of the Proxy Statement?

The Company will bear the costs of soliciting proxies, including the costs for the preparation, assembly, printing and mailing of the Proxy Statement and related proxy materials. In addition, the Company will reimburse brokerage firms and other nominees representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners of those shares. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally, by telephone, facsimile, or telegram.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 15, 2011 (the “Record Date”) will be entitled to notice of, and to vote at, our Annual Meeting. On the Record Date, the Company had 52,609,423 shares of common stock outstanding.

Will there be any other items of business on the agenda?

We do not know of any business to be considered at the meeting other than the proposals described in this Proxy Statement. However, the proxy holders (who are management representatives named in the proxy card) may vote using their discretion with respect to any other matters properly presented for a vote at the meeting.

How many votes are required for the approval of each item?

•	For the election of three directors in Proposal No. 1, the candidates who receive the greatest number of votes cast at the Annual Meeting will be elected, provided a quorum is present; and

•	The affirmative vote of a majority of the shares of the Company’s common stock present and entitled to vote is required to approve Proposal No. 2, ratification of the appointment of our independent registered public accounting firm, and to approve on an advisory basis Proposal No. 3, the advisory vote on executive compensation, provided a quorum is present.

•	For Proposal No. 4, the advisory vote on the frequency of “say on pay” votes, the Board of Directors will consider the selection of every 1 year, 2 years or 3 years that receives the greatest number of votes cast at the Annual Meeting.

What is the quorum requirement?

A “quorum” of stockholders must be present for us to hold a valid meeting of stockholders. Stockholders representing a majority (more than 50%) of the voting power of our outstanding common stock as of the Record Date, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or if you vote in person at the meeting. Shareholders who submit signed and dated proxies without specifying their votes and broker “non-votes”

described below will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

What is a record holder?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “record holder” of those shares. In this case, you will receive a form of proxy card for record holders along with the other proxy materials being sent to you.

What is a beneficial owner?

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are registered with American Stock Transfer & Trust Co. in the “street name” of the brokerage account, bank or other nominee, and you are considered the “beneficial owner” of those shares. If you are a “beneficial owner,” your broker or other nominee will send you a form of voting instructions (rather than a proxy card) along with the other proxy materials.

As a beneficial owner, you have the right to direct your broker, bank or other entity on how to vote your shares by using the voting instruction form included in the mailing or by following the instructions on the voting instruction card for voting via the Internet or telephone.

If there are multiple beneficial owners in the same household, your broker or other nominee may send only one copy of the proxy materials to your household. If you would like a separate copy of either document, please contact Carolyn F. Bostick at (510) 483-7370 or at 1717 Doolittle Drive, San Leandro, California 94577.

If you are receiving multiple copies of these materials and would like to receive a single copy in the future, please contact your broker, bank or other nominee, or the Company’s investor relations department to request a single copy only in the future.

How are votes counted?

All shares of common stock represented by valid proxies will be voted in accordance with their instructions. In the absence of instructions, proxies will be voted “FOR” Proposals 1, 2 and 3, and “FOR” the selection of a “say on pay” vote every 1 year under Proposal 4.

Brokers, banks and other nominees may submit a proxy card for shares of common stock which they hold for a beneficial owner, but decline to vote on certain items because they have not received instructions from the beneficial owner. These are called “Broker Non-Votes” and are not included in the tabulation of the voting results for the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Therefore, Broker Non-Votes do not have an effect on the vote.

Brokers have the discretion to vote such shares for which they have not received voting instructions from the beneficial owners on routine matters, but not on non-routine matters. The routine matter up for vote this year is the ratification of the independent registered public accounting firm (Proposal No. 2).

A broker is prohibited from voting on a non-routine matter unless the broker receives specific voting instructions from the beneficial owner of the shares. The election of directors (Proposal No. 1) and the “say on pay” and “say on when” votes (Proposals No. 3 and 4) are non-routine matters, and your broker cannot vote your shares on these proposals unless you have timely returned applicable voting instructions to your broker.

Abstentions have no effect on the outcome of voting for Proposal No. 1, election of directors, or Proposal No. 4, the “say on when” vote. Abstentions are treated as shares present or represented and voting for purposes of Proposals No. 2 and 3, and so abstentions have the same effect as negative votes on those proposals.

Who counts or tabulates the votes?

The votes of stockholders attending the Annual Meeting and voting in person will be counted or tabulated by an independent inspector of election. For our meeting, a representative of Georgeson Inc. will tabulate votes cast by proxy.

How do I access the proxy material and annual report via the Internet?

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 10, 2011.

This proxy statement and the 2010 Annual Report are available electronically at http://www.edocumentview.com/ERII

We are mailing physical copies of our proxy statement, proxy and 2010 Annual Report to our stockholders. However, you may also access these materials at the web site noted above.

If you have previously chosen to receive the Proxy Statement and the 2010 Annual Report over the Internet, you will be receiving an e-mail on or about May 3, 2011, with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time, June 9, 2011.

If a stockholder’s shares are registered in the name of a brokerage firm and the stockholder has not elected to receive the Proxy Statement and Annual Report over the Internet, the stockholder may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in programs, which provide eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report, the opportunity to vote via the Internet. If a stockholder’s brokerage firm participates in a program, a form from the broker will provide voting instructions.

Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies. Stockholders of record wishing to receive future stockholder materials electronically can elect this option by following the instructions provided when voting over the Internet at http://www.edocumentview.com/ERII.

Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an e-mail notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions. Internet access does not have to be elected each year.

Stockholders who elected to receive this Proxy Statement electronically over the Internet and who would now like to receive a paper copy of this Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

As set by the Board of Directors under the Bylaws of the Company, the authorized number of directors of the Company will be eight as of the date of the 2011 Annual Meeting.

The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated, the three nominees listed below for election as Class III directors at the Annual Meeting. If elected, each newly elected director will serve until the 2014 annual meeting of stockholders and until each director’s successor is duly elected and qualified, or until the director’s earlier removal or resignation.

Each of the nominees is currently a director of the Company, and each of the nominees named below has consented, if elected as a director of the Company, to serve until his term expires. Mr. Mao was appointed as a director on September 16, 2010, based on the recommendation of a non-management director.

G.G. Pique, an incumbent Class III director whose term expires at the 2011 Annual Meeting, served as our President and Chief Executive Officer from August 2002 until February 2011 when we announced his retirement and the appointment of Thomas S. Rooney, Jr. as President, Chief Executive Officer and director. Mr. Pique, who served as a director since July 2008, is not standing for re-election when his term ends at the 2011 Annual Meeting.

In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director, if elected. Each of the three nominees for director who receives the greatest number of votes will be elected.

Set forth below are the names, ages and certain biographical information relating to the Class III director nominees as of April 15, 2011.

Name of Nominee	Age	Position with Company	Director Since

Robert Yu Lang Mao(1)	67	Director	2010
Thomas S. Rooney, Jr.	51	President, Chief Executive Officer, Director	2011
Dominique Trempont(2)	56	Director	2008

(1)	Member of the Audit Committee.

(2)	Chairman of the Audit Committee and the Nominating and Corporate Governance Committee; member of the Compensation Committee.

Robert Yu Lang Mao was the CEO of 3Com Corporation from 2008-2010, a developer of computer networking and security solutions, where he helped expand the company’s business in Europe, the Middle East, the Americas, Asia Pacific, and China, 3Com was acquired by Hewlett-Packard Company in 2010. Prior to 3Com Corporation, he worked for Nortel Networks, a broad-based communications technology company, as CEO of the company’s Greater China operations from 1997 to 2006. Before joining Nortel, he was regional president of the Greater China region for Alcatel-Lucent from 1995-1997. He also held executive positions at Alcatel and ITT in Asia and the United States. He served on the board of directors for 3Com Corporation from 2007-2010. He is currently a board member of Taiwan-based Yulon-Nissan Motor Company, which is listed on the Taiwan Stock Exchange. He serves as chairman of the board of directors of Ubee Interactive Corporation, a supplier of broadband access equipment and devices to multimedia and telecom service providers worldwide, and Pyroswift Holdings, Ltd., a supplier of high intensity LED lighting modules and equipment. Both Ubee and Pyroswift are private companies. He holds a Bachelor’s degree in material science and Master’s degree in metallurgical engineering from Cornell University, and a Master’s degree in management from the Massachusetts Institute of Technology (MIT). The Board selected Mr. Mao to serve as a director because of his prior executive experience helping equipment manufacturers expand into new product and geographic markets, his knowledge of the China market and his strong strategic and analytic skills.

Thomas S. Rooney, Jr. joined ERI as its President and Chief Executive Officer and as a director in February 2011. He served as President and Chief Executive Officer of SPG Solar, Inc., which is in the business of manufacturing and installing solar photovoltaic power systems, from May 2009 to December 2010. He has served on the Board of Directors of Enertech Environmental, Inc., an innovator in the area of clean combustion technologies for biosolids, since April 2009 and as Board Chairman since August 2010, and as a member of the Technology Advisory Board of Advanced Energy Industries (NASDAQ: AEIS), a maker of industrial power conversion products, since 2010. From July 2003 to August 2007, he served as President and Chief Executive Officer of Insituform Technologies, Inc. (NASDAQ: INSU), a leading supplier of water infrastructure technology and services for municipalities and industry, including oil and gas. From 2008 to 2010, he served on the Board of Directors of China-based Duoyuan Global Water, Inc. (NYSE: DGW), a manufacturer and distributor of water purification products which he helped bring public on the New York Stock Exchange in 2009. From 1997 to 2003, he was Senior Vice President of Gilbane Building Corporation, Inc. and from 1982 to 1997 he held various positions with increasing responsibility at Turner Construction Company and Centex Corporation. The Board selected Mr. Rooney as a director in connection with his appointment as our President and Chief Executive Officer in February 2011.

Dominique Trempont has served as a director of our Company since July 2008. He also serves on the boards of directors of other companies, with strategic focus on disruptive technologies, emerging markets and Asia: Finisar (NASDAQ: FNSR), leader in high speed fiber optic communication systems, RealNetworks (NASDAQ: RNWK) that is a leader in on line entertainment (video, music, SMS, ring tones, games), The Daily Mail and General Trust (London Stock Exchange DMGT.L), a global B2B and B2C media company focused on high quality content and publishing applications, and on24 , a late stage private software-as-a-service company, leader in virtual events and webcasting. He served as a director of 3Com Corporation from 2006 to 2010 and was chairman of that board’s audit committee.

Mr. Trempont spent the first 14 years of his career as a senior executive with Raychem Corporation, a leader in material science. From 1993 through 1997, he served as chief financial officer and head of Operations of Next Software. After Next was acquired by Apple Computer Corporation, he served as chief executive officer of Gemplus Corp (now a part of Gemalto), a developer of smart card solutions. In 1999, he became the chief executive officer of Kanisa, Inc., a start-up company focused on natural language search and knowledge management software until its merger with Serviceware, now Knova, Inc. Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm, from September 2003 to September 2005. Mr. Trempont received a degree in Economics from College Saint Louis (Belgium), a bachelor’s in Business Administration and Computer Sciences from IAG (LSM) at the University of Louvain (Belgium) and a master’s in Business Administration from INSEAD (France/Singapore). The Board selected Mr. Trempont as a member after our initial public offering because of his prior board and audit committee experience with established public companies (including as chairman of the Audit Committee of 3Com), his financial expertise and his operational experience at global and multi-cultural technology companies.

THE BOARD RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

BDO USA, LLP has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the year ending December 31, 2011. Although the Company is not required to seek stockholder approval of its selection of independent registered public accounting firm, the Board believes the practice constitutes sound corporate governance. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider its selection of its independent registered public accounting firm.

A representative of BDO USA, LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes total fees that BDO USA, LLP, our independent registered public accounting firm, billed to us for its work in fiscal years ended December 31, 2010 and 2009.

	2010	2009

Audit Fees(1)	$454,847	$508,370
Audit-Related Fees	—	—
Tax Fees(2)	$3,360	$30,616
All Other Fees	—	—

Total	$458,207	$538,986

(1)	Audit fees represent fees for professional services related to the performance of the audit of our annual financial statements, review of our quarterly financial statements and consents on SEC filings.

(2)	Tax fees include professional services related to the preparation of tax returns and for related compliance and consulting services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves audit, audit-related, tax and non-audit services provided by our independent registered public accounting firm, BDO USA, LLP, and will not approve services that are impermissible under applicable laws and regulations. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision of that member to pre-approve specific services must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE YEAR ENDING DECEMBER 31, 2011.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 17 of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee for our fiscal year ended December 31, 2010 with respect to the executive officers named in the Summary Compensation Table on page 24. The Board of Directors is asking our stockholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Energy Recovery, Inc. approve the compensation of the executive officers named in the Summary Compensation Table for 2010, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

We believe that the compensation of our executive officers and directors in 2010 supported our corporate goals and was consistent with our financial performance for the year. Despite steady demand for clean water, the desalination industry experienced a downturn in 2009, in response to the 2008 global economic recession and the resulting tight credit markets and decline in tourism. Accordingly, in 2010, the Company undertook a number of cost cutting measures to bring expenses more in line with lower projected revenue for 2010 over 2009 while continuing to invest in product enhancements, new product development, the in-house production of ceramics and our newly acquired subsidiary, Pump Engineering, Inc.

Our executive compensation decisions in 2010 reflected the economic realities of our industry for the year and the importance of setting the tone for fiscal conservatism at the top:

•	Annual fees for our Board of Directors were reduced by 20%;

•	Base salaries of our management directors G.G. Pique, our Chief Executive Officer, and Hans Peter Michelet, our Executive Chairman, were temporarily reduced by 20%;

•	Base salaries for our other named executive officers remained the same as their salaries for 2009;

•	The 2010 Executive Bonus Plan was modified so that no executive would be eligible for any bonus unless the Company met a threshold earnings per share target that the Company, despite cost cutting and other actions, was unable to achieve for reasons that we believe were largely outside the control of management; consequently, no bonuses were paid to any of the named executive officers; and

•	We created an annual retention refresher equity grant program so that we could rely more heavily on equity grants during the economic downturn to retain executives and reward for performance since equity compensation is more directly tied to shareholder value.

We believe that these compensation decisions supported both our short and long-term commitment to innovation and revenue growth and the interests of shareholders without undermining the motivation and quality of our executive team. For these reasons, the Board is asking our stockholders to vote “FOR” this proposal. Although your vote on this proposal is advisory and non-binding, the Compensation Committee values the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal No. 3, our stockholders are being asked to cast a non-binding advisory vote with respect to the compensation of the Company’s executive officers named in the Summary Compensation Table, often referred to as a “say-on-pay” vote.

In this Proposal No. 4, the Board of Directors is asking our stockholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future, often referred to as a “say-on-when” vote. Under SEC rules,

•	we must ask our stockholders to vote on a say-on-pay proposal not less frequently than every three years, and

•	must ask our stockholders to vote on a say-on-when proposal at least once every six years, by giving our stockholders the choice in that vote of specifying a frequency of the say-on-pay vote every 1 year, 2 years or 3 years, or abstaining.

The form of proxy card included with this proxy statement allows stockholders to provide non-binding instructions on the frequency of the Company’s say-on-pay votes to occur every “1 year,” “2 years,” or “3 years,” or to abstain on this proposal. Voting instruction forms being sent by brokers or other nominees to beneficial holders of shares provide the same choices.

The Board of Directors is aware of the debate over the relative benefits and consequences of annual versus less frequent say-on-pay votes. After considering the various factors, our Board of Directors favors an annual say-on-pay vote. We believe that more, rather than less, structured feedback from shareholders on executive compensation is preferable. We also believe that any risk that an annual say-on-pay vote may pose to compensation incentives designed for longer-term results can be mitigated by clear communication to shareholders. The Board may reconsider that position if the shareholder vote on this proposal indicates a strong preference for a less frequent say-on-pay vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
OUR STOCKHOLDERS VOTE FOR A SAY-ON-PAY VOTE FREQUENCY OF “1 YEAR”
UNDER THIS PROPOSAL NO. 4.

BOARD AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Board of Directors is divided into three classes, with each class serving for a staggered three-year term. As of the date of the 2011 Annual Meeting, the board of directors will consist of three Class I directors, Mr. Paul Cook, Dr. Marie Elisabeth Paté-Cornell and Mr. Fred Olav Johannessen; two Class II directors, Mr. Arve Hanstveit and Mr. Hans Peter Michelet, and three Class III directors, Robert Yu Lang Mao, Mr. Thomas S. Rooney, Jr. and Mr. Dominique Trempont. Mr. Pique retired as our President and Chief Executive Officer in February 2011 and will not be standing for re-election as a director. Mr. Rooney was appointed as our President and Chief Executive Officer and a director in February 2011.

At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the Class I directors ends at the annual meeting in June 2012. The term of Class II directors ends at the annual meeting in 2013. The current term of Class III directors ends at the annual meeting in 2011, and the term of Class III directors who are elected at the upcoming 2011 Annual Meeting will end at the annual meeting in 2014.

Director Independence

Our Board of Directors has determined that Mr. Cook, Mr. Hanstveit, Mr. Johannessen, Dr. Paté-Cornell, Mr. Mao, and Mr. Trempont, representing a majority of our directors, are “independent directors” as defined in the listing rules of the NASDAQ Global Market LLC. Consistent with the principles of the NASDAQ listing rules, the

Board also determined that ownership of the Company’s stock by a director is not inconsistent with a determination of independence.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

During the year ended December 31, 2010, the Board of Directors met 14 times. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. During the year ended December 31, 2010, no director attended fewer than 75% of all the meetings of the Board or its committees on which he or she served after becoming a member. The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders.

The Audit Committee

The Audit Committee held 6 meetings in the year ended December 31, 2010. The committee consists of Mr. Hanstveit, Mr. Johannessen, Mr. Mao, and Mr. Trempont, with Mr. Trempont serving as its chairman.

The Audit Committee is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relating to:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	assisting the board of directors in monitoring the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm;

•	providing to the board of directors information and materials to make the board of directors aware of significant financial and audit-related matters that require the attention of the board of directors; and

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and annual and quarterly reports on Form 10-K and 10-Q.

The Board has determined that all members of the Audit Committee are independent directors as defined in the listing rules of NASDAQ. The Board has further determined that Mr. Trempont is an “audit committee financial expert” as defined by SEC rules. The Board of Directors has adopted and approved a charter for the Audit Committee, a copy of which can be viewed at the Company’s website at www.energyrecovery.com.

The Compensation Committee

The Compensation Committee held 6 meetings in the year ended December 31, 2010. The members of the Compensation Committee are: Mr. Cook, Mr. Hanstveit, Mr. Johannessen, Dr. Paté-Cornell and Mr. Trempont, with Mr. Hanstveit serving as its chairman. The Compensation Committee is responsible for, among other things:

•	reviewing and approving, with respect to our chief executive officer and other executive officers, annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change of control agreements/provisions, and any other benefits, compensation or arrangements; and

•	administering our equity compensation plans.

The Board has determined that all members of the Compensation Committee are independent directors as defined in the listing rules of NASDAQ. The Board of Directors has adopted and approved a charter for the Compensation Committee, a copy of which can be viewed at the Company’s website at www.energyrecovery.com.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which held 2 meetings in the year ended December 31, 2010, consists of Mr. Hanstveit and Mr. Trempont, who serves as chairman. The Nominating and Corporate Governance Committee is responsible for:

•	assisting our board of directors in identifying prospective director nominees and recommending to our board of directors the director nominees for each annual meeting of stockholders;

•	evaluating the performance of current members of our board of directors;

•	developing principles of corporate governance and recommending them to our board of directors;

•	recommending to our board of directors persons to be members of each board committee; and

•	overseeing the evaluation of our board of directors and management.

The Nominating and Corporate Governance Committee operated under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website on www.energyrecovery.com.

The Nominating and Corporate Governance Committee considers and makes recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company at 1717 Doolittle Drive, San Leandro, California 94577 and providing: (a) the candidate’s name, biographical data and qualifications, (b) a document indicating the candidate’s willingness to act if elected and (c) evidence of the nominating stockholder’s ownership of the Company’s common stock, at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee does not have a policy of considering diversity specifically or formally in identifying nominees for directors. In the past, when new directors have been added to our Board of Directors, the Board or Nominating and Corporate Governance Committee has endeavored to select director candidates who have business, scientific or regulatory specializations, technical skills or other backgrounds that increased the range of experience and diversity of perspectives within our Board of Directors in ways that pertain to our current and future business goals. The Committee also considers diversity in terms of gender, ethnic background and national origin.

There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Nominating and Corporate Governance Committee. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers numerous factors including:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management, its stockholders or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company; and

•	the contribution which the person can make to the Board and the Company, with consideration being given to the person’s experience in the fields of energy, technology and “clean-tech” and leadership or entrepreneurial experience in business or education.

Of greatest importance is the individual’s integrity and ability to bring to the Company experience and knowledge in areas related to the Company’s current and future business. The Board intends to continue using these criteria to evaluate candidates for election to the Board. The Board has determined that all members of the Nominating Committee are independent directors as defined in the listing rules of NASDAQ.

Board Leadership Structure and Role in Risk Management

The offices of chairman and chief executive officer at our company are held by different individuals. Mr. Michelet has served as our board chairman since September 2004, and became executive chairman in March 2008. Mr. Rooney has served as our president and chief executive officer, and as a director, since February 2011. ERI believes that having the roles of chief executive officer and chairman of the board filled by different individuals enhances our internal system of checks and balances and the board’s oversight role. The practice also enables the chief executive officer to focus on the company’s goals and operations.

The board’s role in risk oversight includes approving material expenditures and significant changes in company business practices. The board also approves and receives reports on key product development projects, organizational matters and strategic initiatives. In addition, the audit committee periodically considers and approves the company’s corporate investment policy and practices. The audit committee also oversees and review’s related person transactions.

Compensation Committee Interlocks and Insider Participation

None of our current executive officers serves on our Compensation Committee, or the Board of Directors of another entity whose executive officer(s) serves on the Company’s Compensation Committee or Board.

Communication between Stockholders and Directors

Our Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. The Company, however, makes every effort to ensure that the views of stockholders are heard by the Board or individual directors and that the Company responds to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to Carolyn F. Bostick, Vice President/General Counsel and Corporate Secretary c/o Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, California 94577.

Director Compensation

In 2010, each non-employee member of our Board of Directors was entitled to receive an annual retainer of $40,000, paid in quarterly installments. The chairmen of our committees are each entitled to an additional $4,000, also paid in quarterly installments.

We have granted our non-employee directors the following equity awards. Mr. Cook and Mr. Trempont, and Dr. Paté-Cornell, upon joining our Board of Directors as non-employee directors in 2008 and 2009, respectively, received options to purchase 100,000 shares of our common stock. In 2009, the Board also awarded Mr. Hanstveit and Mr. Johannessen options to purchase 100,000 shares of our common stock as part of their compensation for continuing to serve as non-employee directors. Upon joining the Board in September 2010, Mr. Mao received options to purchase 25,000 shares of our common stock, and will receive further grants of options to purchase 25,000 shares of our common stock on or around each of the first, second and third anniversaries of his appointment to the Board. All of the options to purchase shares of common stock granted to our directors have a four year vesting period with 25% of the shares vesting one year after the vesting commencement date. After that date, 1/48 of the shares vest every month. All options to directors were granted at the fair market value on the date of the award. We do not have a policy of granting options to members of the Board on an annual basis.

In August 2010, the Company issued 29,500 restricted stock awards to Mr. Cook in consideration of his consulting services to the Company.

Director Compensation for Year Ended December 31, 2010

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2010. While Mr. Pique, who served as chief executive officer in 2010, also served as a director, is not included in the table below because he received compensation reportable as a named executive officer and did not receive additional compensation for services provided as a director.

	Fees Earned
	and Paid in	Option	All Other
Director	Cash	Awards(1)	Compensation(1)	Total

Paul Cook	$40,000	—	$107,085	$147,085
Arve Hanstveit	$44,000	—		$44,000
Fred Olav Johannessen	$40,000	—		$40,000
Robert Yu Lang Mao	$11,631	$43,827		$55,458
Hans Peter Michelet	—	—	$230,670 (2)	$230,670
Marie Elisabeth Paté-Cornell	$40,000	—		$40,000
Jackalyne Pfannenstiel(3)	$10,000	—		$10,000
Dominique Trempont	$48,000	—		$48,000

(1)	The amount in the Option Awards column sets forth the grant date fair value of the one option award granted in 2010. The amount in the All Other Compensation column for Mr. Cook sets forth the grant date fair value of restricted shares issued to him in 2010 for consulting services. These amounts do not state cash payments realized by the individual. The method and assumptions used to calculate the grant date fair value of our equity awards is discussed in Note 2 of our notes to our financial statements included in our Annual Report on Form 10-K. As of December 31, 2010, the number of shares underlying vested and unvested stock options held by each of the directors was: Paul Cook, 100,000; Arve Hanstveit, 100,000; Fred Olav Johannessen, 100,000; Robert Yu Lang Mao, 25,000; Hans Peter Michelet, 250,000; Marie Elisabeth Paté-Cornell, 100,000; and Dominique Trempont, 100,000. As of December 31, 2010, Mr. Cook also had 29,500 restricted stock awards.

(2)	Mr. Michelet is employed as our executive chairman and the amount set forth in the All Other Compensation column for him is his total compensation from the Company for 2010, which consists of $200,000 in salary for 2010, a $670 life insurance premium paid by the Company and a $30,000 housing allowance.

(3)	Ms. Pfannenstiel resigned from the Board and Audit Committee on March 7, 2010, when she accepted a position with the United States Navy. As of the date of her resignation, 27,083 shares of her 100,000 share option award, which was granted on April 3, 2009, were vested. She did not exercise any of her vested options within 90 days of her resignation date as permitted under the 2008 Equity Incentive Plan, and as such, were forfeited.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 15, 2011 for (i) each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. The address of each executive officer and director is c/o Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, CA 94577.

	Shares
	Beneficially	Percent of
5% or Greater Common Stock Holders	Owned(1)	Class(2)

Marius Skaugen(3)	7,641,103	14.3%
Parkv.57 c/oB. Skaugen AS 0256
Oslo, Norway
Samana Capital, L.P.(4)	3,980,000	7.6%
283 Greenwich Ave,
Greenwich, CT 06830
Directors and Named Executive Officers
Arve Hanstveit(5)	1,704,166	3.2%
Fred Olav Johannessen(6)	1,456,283	2.8%
G.G. Pique(7)	1,230,933	2.3%
Hans Peter Michelet(8)	1,212,876	2.3%
Borja Sanchez-Blanco(9)	237,290	*
Terrill Sandlin(10)	184,271	*
Thomas D. Willardson(11)	118,999	*
Dominique Trempont(12)	98,483	*
Paul Cook(13)	93,216	*
Marie Elisabeth Paté-Cornell(14)	56,250	*
Carolyn F. Bostick(15)	38,687	*
Timothy S. Dyer(16)	25,468	*
Deno Bokas(17)	20,520	*
Robert Yu Lang Mao(18)	0	*
All executive officers and directors as a group (14 persons)(19)	6,477,442	11.9%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable, or exercisable within 60 days after April 15, 2011 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.

(2)	Percent of class is based on the number of shares of Common Stock outstanding as of April 15, 2011, the Record Date, which was 52,609,423.

(3)	Based on a Schedule 13G/A and a Form 4 filed with the SEC on March 19, 2010 and April 29, 2010, respectively, which together showed 7,641,103 shares beneficially owned by Arvarius AS and 7,641,103 shares beneficially owned by Mr. Skaugen, the controlling stockholder of Avarius. Each reported shared voting and dispositive power over the shares respectively reported for that beneficial owner. The shares reported by Avarius include 800,000 shares that may be acquired under warrants exercisable within 60 days after April 15, 2011.

(4)	Based on a Schedule 13G filed with the SEC on February 14, 2011, which reported 3,803,600 shares beneficially owned by Samana Capital, L.P.; 3,980,000 shares beneficially owned by Morton Holdings, Inc., the general partner of Samana Capital, L.P.; and 3,980,000 shares beneficially owned by Philip B. Korsant. Each reported shared voting and dispositive power over the shares respectively reported for that beneficial owner.

(5)	Consists of 1,500,000 shares held of record by Mr. Hanstveit; 150,000 shares held of record by Mr. Hanstveit’s daughters; and options to purchase 54,166 shares of common stock that are exercisable within 60 days of April 15, 2011. Mr. Hanstveit has shared voting and investment power over the shares that are owned by his daughters.

(6)	Consists of 1,019,500 shares held of record by Mr. Johannessen; 25,000 shares held of record by Mr. Johannessen’s wife; 120,000 shares held of record by Mr. Johannessen’s child; 55,417 shares held of record by Gallissas Ltd.; 182,200 shares held of record by Kalamaris Invest AS; and options to purchase 54,166 shares of common stock that are exercisable within 60 days of April 15, 2011. Mr. Johannessen has shared voting and investment power over the shares that are owned by his child. Mr. Johannessen is the sole shareholder of Gallassas Ltd. and is a controlling stockholder of Kalamaris Invest AS.

(7)	Consists of 161,000 shares held of record by Mr. Pique; 299,100 shares held of record by Mr. Pique as trustee of The Pique Bachman Income Security Trust; 100,000 shares held of record by Mr. Pique’s wife; a warrant held by Mr. Pique to purchase 150,000 shares of common stock that is exercisable within 60 days of April 15, 2011; and options to purchase 520,833 shares of common stock that are exercisable within 60 days of April 15, 2011. Mr. Pique disclaims beneficial ownership of the 100,000 shares held of record by his wife.

(8)	Consists of 1,077,460 shares held of record by Mr. Michelet and options to purchase 135,416 shares of common stock that are exercisable within 60 days of April 15, 2011.

(9)	Consists of 7,083 shares held of record by Mr. Sanchez-Blanco and 2,500 restricted stock units that will vest, and options to purchase 227,707 shares of common stock that may be exercised, within 60 days of April 15, 2011.

(10)	Consists of 121,416 shares of record held by Mr. Sandlin and 502 restricted stock units that will vest, and options to purchase 62,353 shares of common stock that may be exercised, within 60 days of April 15, 2011.

(11)	Consists of 1,416 shares held of record by Mr. Willardson and 502 restricted stock units that will vest, and options to purchase 117,081 shares of common stock that may be exercised, within 60 days of April 15, 2011.

(12)	Consists of 19,317 shares held of record by Mr. Trempont, 6,250 shares held by a household member and options to purchase 72,961 shares of common stock that may be exercised within 60 days of April 15, 2011.

(13)	Consists of 49,800 shares held of record by Mr. Cook and options to purchase 72,916 shares of common stock that may be exercised within 60 days of April 15, 2011.

(14)	Consists of options to purchase 56,250 shares of common stock that may be exercised within 60 days of April 15, 2011.

(15)	Consists of 2,125 shares held of record by Ms. Bostick and 500 shares held by Ms. Bostick as trustee of the Arthur W. Bostick Family Trust and 750 restricted stock units that will vest, and options to purchase 35,312 shares of common stock that may be exercised, within 60 days of April 15, 2011. Ms. Bostick disclaims beneficial ownership of the 500 shares held of record by her as trustee.

(16)	Consists of options to purchase 25,468 shares of common stock that may be exercised within 60 days of April 15, 2011.

(17)	Consists of options to purchase 20,520 shares of common stock that may be exercised within 60 days of April 15, 2011.

(18)	Consists of 4,856,044 shares held of record by the 14 executive officers and directors as a group and 16,294 restricted stock units and shares of restricted stock that will vest, and options to purchase 1,455,104 shares of common stock and warrants to purchase 150,000 shares of common stock that may be exercised, within 60 days of April 15, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The principal objectives of our executive compensation program are to attract, motivate and retain talented executives who have the experience and skills to manage and grow our business. Our compensation program is designed to reward these individuals for achieving objectives linked to our strategic, financial, organizational or other goals.

Our executive compensation consists of base salary, annual cash incentives and equity-based incentives. We discuss each compensation component for our named executive officers below. The officers included in this “Compensation Discussion and Analysis” are: G.G. Pique, our chief executive officer; Thomas D. Willardson, our chief financial officer; Carolyn F. Bostick, our vice president, general counsel and corporate secretary; Timothy S. Dyer, our chief technology officer; and Borja Sanchez-Blanco, our executive vice president of sales, marketing and business development.

Executive Summary

2010 Compensation.  In late 2009 and early 2010, when our executive compensation decisions for 2010 were made, internal sales forecasts and third party market projections showed that the desalination industry would continue to experience the effects of the global recession and tight credit markets seen in 2009 at least through the end of fiscal year 2010 and beyond. Since end-user demand for clean water and energy recovery showed no signs of decline and we maintain a strong leadership position in the market, we decided to continue investing in initiatives, including our ceramic manufacturing capability, key product development projects and the integration of our new acquisition, Pump Engineering, Inc., that would likely yield lasting benefits when the industry and the global economy returned to growth.

Base Salaries.  To address the projected gap between expected revenue and expenses, we undertook cost cutting measures, including in the area of personnel costs and executive compensation. We temporarily reduced the base salaries of our Chief Executive Officer, G.G. Pique, and our Executive Chairman, Hans Peter Michelet, by 20% for one year and we kept the base salaries of our other named executive officers at their 2009 levels.

Executive Bonus Plan.  In light of our likely financial performance in 2010, the Compensation Committee and the Board of Directors also restructured the Company’s executive bonus plan to ensure that, unlike in previous years, bonuses for all executives were tied to overall Company financial performance. The goal was to motivate our executives individually and as a team to focus on reducing costs and increasing revenue in the short term. The plan’s financial threshold target required the Company to achieve net positive earnings per share for any executive to be eligible for a bonus pay-out for 2010. In addition, the plan provided that only 50% of the earnings over that threshold would be contributed to the executive bonus pool.

In 2010, the Company failed to achieve positive earnings per share and, as a result, no bonuses were awarded under the 2010 Executive Bonus Plan.

Equity-Based Incentives.  In 2010, we established an annual equity program that provides for annual stock option refresher grants to key executives. The plan enables us to motivate and retain executives in the absence of salary increases or bonus pay-outs. In 2010, the named executives (with the exception of Mr. Pique, who received a multi-year equity grant in 2009 and no equity awards in 2010) received stock options awards consistent with the plan guidelines.

2011 Compensation.  In the fall of 2010, Mr. Pique had discussions with our Board of Directors about his possible retirement from the Company in early 2011. In February 2011, after an executive search, the Board appointed Thomas S. Rooney, Jr. to serve as chief executive officer and director, and Mr. Pique finalized his resignation as the Company’s chief executive officer. The compensation details related to this leadership transition are set forth below under the caption “New CEO Compensation.”

Prior to Mr. Rooney’s appointment, the Compensation Committee had determined that, in light of the continued slowdown in the desalination industry, in 2011, that base salaries for executives would not be increased, although Mr. Pique’s base salary which was temporary reduced in 2010 would be restored to its 2009 level. The Compensation Committee has delayed decisions on the executive bonus plan for 2011 until Mr. Rooney, our new chief executive officer, becomes more familiar with our business and executive staff and can make appropriate recommendations. Decisions regarding equity-based incentives for our executives are typically made in the fourth quarter of our fiscal year.

Executive Compensation Decision-Making

Our Compensation Committee reviews and approves the objectives and elements of our executive compensation at least annually. At the request of the committee, our chief executive officer provides the committee with recommendations on the base salary, targets and amounts for annual cash incentives, and equity-based incentives for the other named executive officers, in consultation with senior human resources staff. At committee request, our chief executive officer attends and participates in committee meeting, except when his own compensation is under consideration, given his direct knowledge of individual performance and his role in setting annual performance goals for the other executive officers.

We do not benchmark our executive compensation against a peer group of companies. Although we are still a relatively small company, we operate in a global industry (for the year ended December 31, 2010 more than 93% of our revenue was derived from sales outside the U.S.) and the market for executive talent with the required cross-border management expertise, relevant industry knowledge and/or U.S. public company experience is specialized. We have no direct competitors of similar size and in a similar stage of development that are publicly traded on a US or other stock exchange. As a result, we believe that there is no set of directly related and comparable companies operating in similar labor markets against which benchmarking for executive compensation purposes would be meaningful or appropriate. Nevertheless, the Compensation Committee typically consults salary and other data from other companies in the water, manufacturing and high-tech industries, companies of a comparable size in terms of revenue and number of employees, companies in a comparable stage of growth, and other companies located in greater San Francisco Bay Area, where our headquarters is located. The committee uses this data as a reference in order to assess and consider relevant trends in executive compensation.

In 2010, the committee did not consult compensation data from other companies. The committee’s executive compensation decisions for 2010 were guided solely by external market conditions and internal budgetary goals. In 2010, the only executive officers who had a role in determining or recommending the amount or form of compensation for directors or named executive officers were Mr. Pique, Mr. Michelet and Karyn Evens, our chief human resources officer at the time.

In 2011, as part of the compensation negotiations with our new chief executive officer, Mr. Rooney, and as part of the committee’s ongoing determination of executive compensation for 2011, the committee has consulted the following two sets of compensation data. The first set consists of average salary and other compensation data compiled by Richard Olivieri, an independent consultant from three salary surveys:

(1) Economic Research Institute’s Salary Assessor Survey and Executive Compensation Assessor Survey for companies in the water supply industry, including Consolidated Water Co. Ltd., American States Water Company and Mueller Water Products Allegheny Generating Company, Worldwater & Power Corporation and Clean Energy Fuels Corporation;

(2) Radford Benchmark Survey and Radford Executive Compensation Survey for approximately 50 private and publicly traded companies with less than 200 employees, including Airgo Networks, Inc., Alien Technology, Fluidigm, Centerbeam, Novariant, Qualys, SABA, Saratoga Systems, Satmetrix Systems and WJ Communications.; and

(3) CompAnalyst Survey for manufacturing companies with annual revenues of approximately $100 million (the names of sample companies were not available to us).

The second set consists of competitive data compiled from 15 publicly-traded peer companies identified for us in 2009 by Frederic W. Cook & Co.:

American Superconductor Corporation
Badger Meter Inc.
Consolidated Water Co. Ltd.
Energy Conversion Devices, Inc.
Evergreen Solar Inc.
Fuel Systems Solutions, Inc.
Fuel Tech, Inc.
FuelCell Energy Inc.
Gorman-Rupp Co.
Graham Corp.
Met-Pro Corp.
PMFG, Inc.
Quantum Fuel Systems Technologies Worldwide Inc.
Sun Hydraulics Corp.
AeroVironment, Inc.

Frederic W. Cook & Co. selected these companied because they viewed them to be comparable to our company in terms of revenue and market capitalization and sell products related to clean energy, water treatment or the use of natural resources.

2010 Compensation

We believe our compensation decisions for 2010 allowed us to contain compensation costs, focus on sales and encourage economy across the organization, while accomplishing the following important business goals:

1. We completed the build-out of our ceramics factory in San Leandro, California, and commissioned all major pieces of equipment. Although the industry down-turn prevented us from ramping up our ceramics production as planned, we still expect to manufacture a substantial portion of our ceramics needs in-house by the end of 2011. We expect our investment in the material science and manufacturing of ceramics to advance product quality and to reduce production costs as production volume increases.

2. We successfully integrated the operations of Pump Engineering, Inc., which we acquired in December 2009. We consolidated our sales, support engineering and corporate services organizations and aligned our manufacturing activities to the same operational and quality standards.

3. We manufactured and shipped the world’s largest turbochargers for the world’s largest desalination plant in Magtaa, Algeria.

4. We saw our newest and most advanced pressure exchanger product to date, the PX-300, gain market acceptance as the energy recovery device of choice for both large and small projects. We also made significant g progress on a next generation of PX devices, turbochargers and pump offerings.

5. We initiated the development of new product lines for applications outside desalination.

Base Salaries

Base salaries are designed to provide our executives with a stable source of income commensurate with their responsibility, experience and performance.

CEO Salary:  In 2010, the annual base salary of our chief executive officer, Mr. Pique, was $280,000, 20% lower than his base salary for 2009 or, $350,000. Mr. Pique recommended to the Board of Directors that his base salary, and the annual fees for directors, be reduced by 20% to help address the gap between the Company’s projected revenue for 2010 and projected expenses. Mr. Pique believed that the effects of the global recession on the Company should be borne by employees at all levels and that by sharing in the company-wide budget cuts, the Board would set the right example for what proved to be a challenging year. Based on Mr. Pique’s recommendation, the Board reduced Mr. Pique’s base salary for 2010 to $280,000 and also reduced its own director fees by 20%.

In the fall of 2010, Mr. Pique had discussions with the Board of Directors about possible retirement. In February, 2011, the Board of Directors appointed Thomas S. Rooney, Jr. as the Company’s new chief executive officer and director and Mr. Pique finalized his resignation as the Company’s chief executive officer. Mr. Pique will continue to work for the Company through May, 2011 to assist with the management transition. Mr. Pique’s base salary was restored to its 2009 level of $350,000 on January 1, 2011 and he will continue to be paid at that rate of pay until his full-time employment with the Company ends.

Upon his termination as a full-time employee, the Company will give Mr. Pique a retirement bonus in the amount of $565,000, in the form of a cash payment. The purpose of the retirement bonus is to reward Mr. Pique for his 11 years of service with the Company, during nine (9) of which he served as its chief executive officer, and for his critical role in the success of the Company’s initial public offering in July 2008. The award is also designed to compensate Mr. Pique for his lower-than-competitive base salary and equity awards during his tenure as chief executive officer.

New CEO Compensation.  In connection with discussions with Mr. Pique about his possible retirement from the Company, our Board of Directors initiated an executive search. In February 2011, after screening and interviewing numerous candidates, the selection committee of the Board, composed of directors Hans Peter Michelet, Arve Hanstveit, Dominique Trempont and Paul Cook, identified Thomas S. Rooney as the final candidate, arranged for him to interview with other Board members and negotiated his compensation and employment agreement for approval by the full Board of Directors. Mr. Rooney joined ERI as its new president and chief executive officer on February 16, 2011 and was elected to the Board several days later.

Under the terms of Mr. Rooney’s offer letter dated February 14, 2011 (“Offer Letter”) (attached as an exhibit to a Form 8-K, filed with the Securities and Exchange Commission on February 18, 2011), Mr. Rooney’s compensation included the following:

•	an annual base salary of $400,000;

•	a one-time sign-on bonus of $150,000; if he chooses to resign from ERI for any reason (other than “Good Reason” as defined in the ERI Change in Control Severance Plan then in effect) within the first twenty four (24) months of his employment, he agrees to return to ERI a pro-rata share of this sign-on bonus equal to the number of months remaining in the 24-month period at the time of resignation, divided by 24;

•	an annual bonus in an amount up to 100% of his annual base salary depending on his percentage achievement of Company objectives; and

•	a multi-year equity grant consisting of options to purchase 800,000 shares of ERI common stock granted on February 18, 2011 and options to purchase an additional 250,000 shares of common stock, which options are to be granted on January 4, 2012 provided he is an employee in good standing on that date, subject to our standard four (4) year vesting schedule.

Other details of Mr. Rooney’s compensation package are discussed below under the caption entitled “Employment Arrangements with Named Executive Officers.”

Mr. Rooney’s compensation was established through negotiations and with consideration of a number of factors, including Mr. Rooney’s past experience as a chief executive officer of a U.S. public company, his past success at driving revenue growth by fostering innovation and successfully entering new markets, his analytic and other skills, his compensation in his previous positions, the compensation of his predecessor at ERI, the compensation requirements of other candidates, market conditions, and the competitive compensation data noted above.

Of key importance was the Company’s goal of becoming a multi-product, multi-market enterprise and the Board’s wish to provide Mr. Rooney with strong financial incentives to lead the Company into new, unproven markets and areas of technology, and through multiple stages of growth. The Board recognized that to attract and retain a new chief executive officer with the required experience and skill set, the Company would have to increase its overall compensation for the position. To ensure that the shareholders receive value for the higher compensation, the Board favored an increase in the bonus and equity compensation components of his compensation over a significant increase in base salary.

Accordingly, Mr. Rooney’s annual base salary is commensurate with the annual base salary of his predecessor, Mr. Pique. Under our executive bonus plan, Mr. Rooney will be eligible for an annual bonus in an amount up to 100% of his annual base salary for achieving significant financial and other objectives. The equity component of Mr. Rooney’s compensation was similarly designed to maximize Mr. Rooney’s incentive to create value for shareholders, in the form of stock price appreciation in both the short and long-term. To incentivize him to develop new sources of revenue growth, even during the industry downturn, the Board granted him a large equity award during his first year with the Company. The award was divided into two parts, a grant of 800,000 option shares in February, 2011 and a grant of 250,000 options in January 2012, provided Mr. Rooney is then an employee in good standing. Intended as a multi-year grant, the award will align his compensation with shareholder value and provide for long-term retention by affording him the opportunity for significant gain for strong long-term performance.

Other Executives Officer Salaries.  In 2010, the annual base salary for our chief financial officer, Thomas D. Willardson, remained at $275,000. During 2010, Mr. Willardson continued to manage our finance and accounting department and oversee our relationships with investors and analysts. In April 2011, Mr. Willardson announced that he would be leaving the Company on June 1, 2011. His salary will remain at its 2010 level through his departure.

In 2010, the annual base salary for our vice president, general counsel and corporate secretary, Carolyn F. Bostick, was $240,000. During 2010, Ms. Bostick continued to manage all of the Company’s legal affairs and compliance work, in addition to serving as corporate secretary for our Board of Directors. Ms. Bostick’s salary for 2011 will remain at $240,000.

Mr. Dyer was appointed ERI’s Chief Technology Officer (“CTO”) in June, 2010. In this role, Mr. Dyer oversees our engineering group and is responsible for product enhancements and new product development. In 2010, he led our successful ceramics initiative and oversaw our product development efforts. Upon being appointed CTO, Mr. Dyer’s base salary was increased to $210,000. His salary for 2011 will be increased to $220,000.

Borja Sanchez-Blanco is our senior vice president of sales, marketing and business development and is employed by our Spanish subsidiary, ERI Iberia, Ltd. In 2010, Mr. Sanchez-Blanco led sales efforts for our mega-projects group and oversaw the integration of the ERI and Pump Engineering sales and service groups. His annual salary for 2010 was €253,000, an amount equal to $335,153 based on the average interbank exchange rate in 2010 (€1.00/$1.32). Mr. Sanchez-Blanco’s salary for 2011 will remain at €253,000.

Cash Incentive Plan Compensation

Annual cash incentive payments for our executive officers under our financial incentive compensation and performance bonus plans are designed primarily to motivate executives to achieve key financial objectives and/or operational goals. Actual 2010 cash incentive award payments for each named executive are set forth in the Summary Compensation Table below under the column for Non-Equity Incentive Plan Compensation. We refer to these amounts in the discussion below for convenience as a “bonus.”

In 2010, the Compensation Committee and the Board of Directors restructured the Company’s executive bonus plan. In plans for previous years, only bonuses for our chief executive officer, chief financial officer and executive vice president of sales and marketing were directly tied to Company financial performance. Bonuses for our other executives were dependent primarily on their achievement of performance or operational goals. Under the 2010 executive bonus plan, all participating executives, including the named executive officers, were eligible for a bonus pay-out only if the Company achieved a certain minimum, financial threshold target. If the Company met that threshold financial target, then 50% of earnings above the target would be used to fund the executive bonus plan. Once the financial threshold was met, the amount of any executive’s bonus would depend on the size of the funded bonus pool and the executive’s percentage achievement toward his or her individual performance or other goals.

In 2010, the Company did not achieve its threshold financial target, positive earnings per share. As a result, no bonuses were paid for 2010 under the executive bonus plan. In 2009, we did not achieve our financial performance targets. In 2008, we slightly exceed our financial targets.

The objectives for our named executive officers under the 2010 executive bonus plan are set forth in the table below. The column “Target Bonus for 100% Goal Achievement” in the table sets forth the targeted bonus for each officer if 100% of his or her objectives are achieved. The column “Maximum Bonus Allowable” sets forth the maximum bonus the officer could receive in the event that results exceed the objectives.

Target Bonus for
Named Executive			Maximum Bonus	100% Goal
Officer		2010 Objectives	Allowable	Achievement

G.G. Pique	•	Achieve positive earnings per share	30% of base salary	30% of base salary
Thomas D. Willardson	•	Achieve positive earnings per share	30% of base salary	30% of base salary
	•	Continue to manage finance team and integrate Pump Engineering accounting and finance functions with ERI’s
	•	Manage department and consultant expenses within 2010 budget.
	•	Drive initiative to track, report, and control all ERI expenses within 2010 budget Continue to manage relations with analysts and investors and expectations for 2010
Borja Sanchez-Blanco	•	Ensure that Sales and Marketing achieve a certain operating income target	30% of base salary	30% of base salary
	•	Oversee the integration of the Pump Engineering and ERI sales organizations by year end
	•	Actively coach and develop sales managers and directors
	•	Manage and limit the commercial risk of the desalination group
	•	Maximize 2010 revenue from Pump Engineering
Timothy S. Dyer	•	Complete the installation of key equipment for our ceramics factory by June 2010.	30% of base salary	30% of base salary
	•	Drive ceramics production efforts to achieve 80% kiln yield by Q4
	•	Manage department and consultant expenses within 2010 budget.
	•	Undertake and further certain new product development initiatives
Carolyn F. Bostick	•	Oversee the timely filing of required SEC disclosures	30% of base salary	30% of base salary
	•	Meet or exceed expense budget for legal department including expenses for outside counsel
	•	Complete the standardization of routine company contracts and improve contracting process
	•	Actively coach peers, employees and directors on legal issues
	•	Provide Sales with compliance training

Under the 2010 executive bonus plan, the maximum bonus allowable for all named executives is capped at 30% of their base salaries. The bonus for 100% achievement of their objectives is also 30% of their base salaries. In order to receive any bonus, the Company has to achieve its threshold financial target and each named executive had to achieve at least 50% of his or her objectives.

2011 Bonus Plan

Because of our recent transition in leadership, the compensation committee has not yet finalized our executive bonus plan for 2011. To ensure that the plan was aligned with the recommendations of Mr. Rooney, our new Chief Executive Officer, the committee has delayed completion of the plan until Mr. Rooney is able to establish strategic goals for the year and provide the committee with his recommendations and advice.

Equity Based Incentives

The Company grants stock options to new executives and other employees to provide incentives to increase shareholder value pursuant to the Company’s 2008 Equity Incentive Plan, which was previously approved by our shareholders. In April 2010, the company adopted an annual stock option grant program for employees. In 2010, the program allotted up to 750,000 shares of common stock to a grant pool for new and existing employees and provides general annual grant guidelines, which are based on job grades and individual promise and performance. The annual share pool also includes a discretionary pool of stock options for spot bonuses, special achievements and other incentive purposes.

In 2010, the committee granted stock options under the Company’s 2008 Equity Incentive Plan and the annual stock options grant program to named executive officers for reward and retention purposes. In April 2010, the committee awarded options to purchase 50,000 shares and 30,000 shares to Mr. Sanchez-Blanco and Mr. Willardson, respectively, for their work on our acquisition of Pump Engineering, LLC. In June, 2010, the committee awarded options to purchase 30,000 shares to Mr. Dyer upon his being appointed as the Company’s new CTO. He was awarded options to purchase 80,000 shares in September 2010 for completing key milestones in our ceramics initiative and a special product development project. In December 2010, Ms. Bostick was awarded options to purchase 50,000 shares of Company common stock for her work on the acquisition and integration of Pump Engineering, LLC. All of these grants are subject to the Company’s standard four year vesting schedule, with 25% of the options vesting one year after the vesting commencement date. After then, 1/48 of the options vest at the end of each month.

In the 2011, the named executive officers will be eligible for incentive grants under the annual stock option incentive grant program in amounts ranging from 30,000 to 40,000, 40,000 to 60,000, 60,000 to 100,000 and 100,000 to 150,000 option shares based on their respective job grades and depending on past performance and future potential. Awards under the program are typically made in the fourth quarter of our fiscal year. In February 2011, Mr. Rooney received options to purchase 800,000 shares upon his being appointed our new chief executive officer.

Benefits

In 2010, our named executive officers based in the United States were eligible to participate in our standard benefits programs on the same basis provided to all of our other U.S. employees, including medical, dental and vision insurance, short and long-term disability insurance, and health and dependent care flexible spending accounts. Mr. Sanchez-Blanco was eligible to participate in standard benefits programs on the same basis provided to all other employees of our Spanish affiliate. All named executive officers and other executives are offered special life and accidental death and dismemberment insurance benefits.

We also maintain a tax-qualified 401(k) plan, which provides for broad-based employee participation in the United States. Under the 401(k) plan, all our U.S. employees are eligible to receive matching company contributions at the discretion of the board of directors within IRS guidelines. The matching contribution in 2010 was 50% of the first 6% contributed by the employee capped at amount equal to 3% of each participant’s pretax base compensation, calculated and paid on a pay period basis subject to applicable federal limits. Matching contributions will vest over a four year vesting period at the rate of 25% per year. We do not provide defined benefit pension plans or defined contribution retirement plans to our named executive officers other than the 401(k) plan.

Severance and Termination Compensation

We do not currently have individual employment agreements with our named executive officers, except for Mr. Thomas S. Rooney, Jr. and Mr. Sanchez-Blanco. Each named executive officer is a participant in our change in control plan described under the next caption below. The terms of Mr. Rooney’s employment with the Company include severance-related provisions set forth in his Offer Letter. Mr. Sanchez-Blanco is employed by our Spanish subsidiary and has severance-related provisions in his employment agreement that reflect common practice under Spanish employment law. Severance-related terms for Mr. Rooney and Mr. Sanchez-Blanco are summarized below following the Grants of Plan-Based Awards in the 2009 table.

Change in Control Plan

In August 2009, our company’s board of directors adopted a Change In Control Severance Plan (“CIC Plan”) for highly paid employees. In February, 2011, the Board amended the CIC Plan to extend its term until December 31, 2013 and to amend the definition of “Cause.” All of the named executive officers are participants in this Plan.

The CIC Plan is summarized under the caption “Potential Payments Upon Termination or Change of Control” below following the compensation tables. Designed as a retention tool, the Plan protects participating executives from economic harm in the event that their employment is actually or constructively terminated after a change in control of the company. Under this “double trigger” approach, participating executives are eligible for severance and other benefits under the Plan if they are terminated without “Cause” or leave for “Good Reason,” as those terms, as amended, are defined below, within twelve (12) months after a change in control of the company.

Tax Deductibility

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to certain executive officers. Performance-based compensation is not subject to the $1 million deduction limit if certain requirements are met. Our Compensation Committee may consider the impact of Section 162(m) when designing our cash and equity bonus programs, but may elect to provide compensation that is not fully deductible as a result of Section 162(m) if it determines the program is in our best interests.

Compensation Committee Report

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) set forth above with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Arve Hanstveit, Chairman
Paul M. Cook
Fred Olav Johannessen
Marie-Elisabeth Paté-Cornell
Dominique Trempont

Summary Compensation Table

In February 2011, G.G. Pique retired from his position as Chief Executive Officer, and our Board of Directors appointed Thomas S. Rooney, Jr. as the Company’s Chief Executive Officer and as a director. Mr. Willardson has resigned from his position as Chief Financial Officer and will be succeeded by Alexander J. Buehler in that position, effective May 23, 2011.

The table below summarizes the compensation information in respect of the named executive officers for the fiscal years ending December 31, 2010, December 31, 2009 and December 31, 2008.

								Non-Equity
						Stock	Option	Incentive Plan	All Other
		Salary		Bonus		Awards	Awards	Compensation	Compensation	Total
Name	Year	($)		($)		($)(3)	($)(3)	($)	($)(5)	($)

G.G. Pique,	2010	$280,000		—		—	—	—	$7,317	$287,317
President and Chief	2009	$350,000		—		—	$1,735,670	—	$7,530	$2,093,200
Executive Officer	2008	$350,000		—		—	—	$105,000	$6,044	$461,044
Thomas D. Willardson,	2010	$275,000		—		—	$182,475	—	$8,920	$466,395
Chief Financial	2009	$275,000		—		$28,520	$34,513	—	$11,111	$349,144
Officer	2008	$250,000		$75,311	(2)	—	$80,134	$75,000	$9,017	$489,462
Borja Sanchez-Blanco,	2010	$335,153	(1)	—		—	$298,282	—	$1,208	$634,643
Senior Vice President	2009	$353,327	(1)	—		$142,600	$172,566	—	$8,942	$677,435
of Sales and	2008	$423,751	(1)	—		—	$440,737	$105,852	$9,672	$980,012
Business Development
Timothy S. Dyer,	2010	$210,000		$1,500	(4)	—	$192,779	—	$33,171	$437,450
Chief Technology	2009	$158,333		$59,634	(4)	—	$116,662	$31,667	$6,625	$372,921
Officer
Carolyn F. Bostick,	2010	$240,000		—		—	$85,564	—	$7,356	$332,920
General Counsel	2009	$240,000		—		$42,780	$51,770	$72,000	$7,836	$414,386
	2008	$23,077		—		—	$128,444	$7,028	$383	$158,932

(1)	The base salary of Mr. Sanchez-Blanco for each of 2010, 2009 and 2008 was €253,000. The figures here represent the value of his annual salary in U.S. dollars based on the average interbank exchange rate for 2010 (€1.00/$1.32), 2009 (€1.00/$1.39) and 2008 (€1.00/$1.47), respectively.

(2)	In 2008, Mr. Willardson, our chief financial officer, received a bonus of $75,000 upon the successful completion of our initial public offering and received a holiday bonus in the amount of $311.

(3)	The amounts in the Option Awards column set forth the grant date fair value of awards granted in the years indicated, and do not state cash payments or value realized by the individual. The method of and assumptions used to calculate the grant date fair value is discussed in Note 2 of the notes to our financial statements included in our Annual Report on Form 10-K.

(4)	In 2010, Mr. Dyer, our chief technical officer, received an employee hire referral bonus of $1,500. In 2009, Mr. Dyer received sign-on bonus upon hire on March 1, 2009 of $57,000 and an employee referral bonus of $2,634.

(5)	All Other Compensation in the summary compensation table above includes the following components:

		Life
		Insurance	Housing	401K
		Premium	Allowance	Matching	Other	Total
Name	Year	($)	($)	($)	($)(A)	($)

G.G. Pique	2010	$670	—	$6,647	—	$7,317
	2009	$634	—	$6,896	—	$7,530
	2008	$1,267	—	$4,777	—	$6,044
Thomas D. Willardson	2010	$670	—	$8,250	—	$8,920
	2009	$634	—	$10,477	—	$11,111
	2008	$1,267	—	$7,750	—	$9,017
Borja Sanchez-Blanco	2010	$1,208	—	—	—	$1,208
	2009	$1,334	—	—	$7,608	$8,942
	2008	$597	—	—	$9,075	$9,672
Timothy S. Dyer	2010	$223	$25,908	$7,040	—	$33,171
	2009	$528	—	$6,097	—	$6,625
Carolyn F. Bostick	2010	$670	—	$6,686	—	$7,356
	2009	$634	—	$7,202	—	$7,836
	2008	$106	—	$277	—	$383

(A)	Represents fees for personal tax preparation services offered to Mr. Sanchez-Blanco as part of his agreement to relocate to our Spanish affiliate for calendar years 2008 and 2009.

Grants of Plan-Based Awards in 2010

The following table sets forth information concerning non-equity incentive plan grants to the named executive officers during 2010. The non-equity incentive plan consists of the financial incentive compensation and 2010 bonus plans described in the Compensation Discussion and Analysis section above. The actual amounts realized in respect of the non-equity plan incentive awards are reported in the Summary Compensation Table under the Non-Equity Incentive Compensation Bonus Plan column. The table also sets forth information with respect to stock awards and option awards granted by our Company during 2010.

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:		Fair Value
					Number	Number of	Exercise or	of Stock
	Estimated Future Payouts Under Non-Equity				of Shares	Securities	Base Price	and
	Incentive Plan Awards(1)				of Stock	Underlying	of Option	Options
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($/sh)	($)(2)

G.G. Pique	1/12/10	$52,500	$105,000	$105,000	—	—	—	—
Thomas D. Willardson	1/12/10	$41,250	$82,500	$82,500	—	—	—	—
	4/15/10				—	30,000	$6.09	$94,821
	9/16/10				—	50,000	$3.45	$87,654
Borja Sanchez-Blanco	1/12/10	$50,273	$100,546 (3)	$100,546 (3)	—	—	—	—
	4/15/10				—	50,000	$6.09	$158,035
	9/16/10				—	80,000	$3.45	$140,247
Timothy S. Dyer	1/12/10	$31,500	$63,000	$63,000	—	—	—	—
	6/3/10				—	30,000	$3.40	$52,531
	9/16/10				—	80,000	$3.45	$140,248
Carolyn F. Bostick	1/12/10	$36,000	$72,000	$72,000	—	—	—	—
	12/16/10				—	50,000	$3.72	$85,564

(1)	In 2010, under our executive bonus plan, all of the named executive officers were eligible to earn a bonus in an amount not to exceed 30% of their base salaries; the Company had to achieve at least positive earnings per share target for any of the named executive officers to receive any bonus under the plan and only fifty percent (50%) of the amount over the earnings per share target would fund the bonus pool. In addition, each named executive officer had to achieve at least 50% of his or her objectives to receive any bonus.

(2)	Amounts reflect the aggregate grant date fair value of stock awards and option awards granted in 2010, calculated in accordance with SFAS No. 123(R) without regard to estimated forfeitures. See Note 2 of Notes to Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair value of our stock awards and option awards.

(3)	The base salary of Mr. Sanchez-Blanco is denominated in Euros. These amounts represent percentages of his annual base salary converted into dollars based on the average Euro to dollar exchange rate for 2010 (€1.00/$1.32).

Employment Arrangements with Named Executive Officers

G.G. Pique

The transition employment arrangements with Mr. Pique, our former chief executive officer, are summarized above in “Compensation Discussion and Analysis- Base Salaries.”

Thomas S. Rooney, Jr.

In February, 2011, ERI entered into an employment agreement with Mr. Rooney in the form of the Offer Letter. Under the Offer Letter, we employ Mr. Rooney for an indefinite period of time. Mr. Rooney’s initial base salary was set at $400,000. Mr. Rooney also received a one-time sign-on bonus of $150,000. If he resigns within the first twenty four (24) months of his employment, he is required to return a pro-rata share of the sign-on bonus equal to $150,000 bonus divided by the number of months remaining in the 24-month period at the time of resignation.

The Offer Letter provides Mr. Rooney with an annual performance bonus opportunity in an amount up to 100% of his base salary. His bonus potential under the 2011 executive bonus plan will be reduced by the amount of his sign-on bonus.

Under the Offer Letter, Mr. Rooney received an option to purchase 800,000 shares of ERI common stock on February 18, 2011 and will be granted another option to purchase 250,000 shares of ERI common stock on January 4, 2012, provided that he is an employee in good standing as of that date. Both option grants will vest over four (4) years with twenty five percent (25%) of the shares vesting one year after the vesting commencement date, which will be the first day of his employment for both awards. After that date, one forty-eighth (1/48th) of the shares will vest each month. In the event of a Change in Control (as defined in the CIC Plan, which is discussed below under the caption “Potential Payments Upon Termination or Change of Control”) before he has been granted in full the stock options described in the preceding paragraph, he will be paid an additional lump sum payment of $400,000, less deductions required or permitted by applicable law, on the next regular Company payroll date following the Change of Control.

In the event of an involuntary termination other than for Cause, as defined in the CIC Plan, as amended, Mr. Rooney is entitled to the following severance benefits:

•	a lump sum payment of any and all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination and all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs;

•	a lump sum payment equal to (i) eighteen (18) months’ annual base salary if his termination occurs within the first eighteen (18) months of employment or a lump sum payment equal to (ii) twelve (12) months’ annual base salary if his termination occurs after the first eighteen (18) months of employment based on his annual base salary in effect as of the date of the employment termination; and

•	the immediate vesting of twenty five (25%) of all unvested equity compensation held by him as of the date of termination, to the extent such vesting acceleration would not cause any award intended to constitute “qualified performance-based compensation,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, to fail to so qualify, with the vesting acceleration to occur in the following order: stock options and similar equity awards would vest before “full” value equity awards and, within each category of awards, equity awards would vest in the order that they were granted.

These severance benefits are conditioned on his signing a release in favor of the Company and are reduced by deductions required or permitted by applicable law.

Borja Sanchez-Blanco

In August, 2007, our Spanish affiliate, Energy Recovery Iberia, Ltd, entered into an employment agreement with Mr. Sanchez-Blanco, a common practice under the laws of Spain, and as part of a relocation package from the United States to Spain. Under the employment agreement our affiliate employs Mr. Sanchez-Blanco for an indefinite period of time. Mr. Sanchez-Blanco’s initial base salary was set at €253,000. Since he became a named executive officer in March, 2009, his salary has been reviewed annually by Mr. Pique and the Compensation Committee for adjustments.

Mr. Sanchez-Blanco’s employment agreement gives him severance benefits as described below.

Under the terms his employment agreement, Mr. Sanchez-Blanco is entitled to the following benefits in the event of an involuntary termination other than for cause:

•	lump sum payment of any and all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination, reimbursement for all reasonable expenses and any earned but unpaid bonus;

•	three (3) months prior, written notice or payment equal to the amount of salary due for the difference between the period of notice given and the required notice; and

•	lump sum payment of an amount equal to seven (7) days of salary for each year of service based on his initial employment date with the company of December 1, 2005, up to a maximum of six (6) months’ salary, less deductions required by law.

In the event of a termination of employment for cause as defined under the laws of Spain, Mr. Sanchez-Blanco will be entitled to receive:

•	a lump sum payment of any and all base salary due and owing through to the date of termination;

•	an amount equal to earned but unused vacation through the date of termination and reimbursement of all reasonable expenses; and

•	any earned but unpaid bonus.

In the event that a termination by for cause is found to be unfair by a final court judgment, Mr. Sanchez-Blanco would then be entitled to twenty (20) days salary for each year of service dating back to his December 1, 2005 start date with the company up to a maximum of twelve (12) months’ salary.

In the event that Mr. Sanchez-Blanco terminates his employment for cause under the laws of Spain, he will be entitled to receive:

•	lump sum payment of any and all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination, reimbursement for all reasonable expenses and any earned but unpaid bonus; and

•	a lump sum payment of an amount equal to seven (7) days of salary for each year of service based on his initial employment date with the company of December 1, 2005, up to a maximum of six (6) months’ salary, less deductions required by law.

Upon termination for any reason, Mr. Sanchez-Blanco is also entitled to an amount equal to six (6) months’ salary in exchange for a one year post-contractual duty not to compete with the Company in addition to the benefits set forth above.

Outstanding Equity Awards At December 31, 2010

The following table presents certain information concerning equity awards held by our named executive officers as of December 31, 2010.

	Option Awards						Stock Awards
									Market
							Number of		Value of
	Number of		Number of				Shares or		Shares or
	Securities		Securities				Units of		Units of
	Underlying		Underlying				Stock That		Stock That
	Unexercised		Unexercised		Option	Option	Have Not		Have Not
	Options		Options (#)		Exercise	Expiration	Vested		Vested
Name	(#) Exerciseable		Unexercisable(1)		Price ($)	Date	(#)(2)		(#)

G.G. Pique	150,000	(3)			1.00	11/1/2015
	250,000	(4)			2.65	12/8/2016
	208,333	(5)	291,667	(5)	7.31	04/2/2019
Thomas D. Willardson	40,790	(6)	12,127		5.00	10/31/2017
	36,293	(7)	10,790		5.00	10/31/2017
	12,083	(8)	7,917		8.50	06/30/2018
	3,541	(9)	6,459	(9)	7.13	06/30/2019
			30,000	(10)	6.09	04/14/2020
			50,000	(11)	3.45	09/15/2020
							2,584	(12)	9,457
Borja Sanchez-Blanco	80,000	(13)			1.00	12/14/2015
	30,000	(14)			2.65	12/8/2016
	66,458	(15)	43,542		8.50	06/30/2018
	17,708	(16)	32,292	(16)	7.13	06/30/2019
			50,000	(10)	6.09	04/15/2020
			80,000	(11)	3.45	09/15/2010
							12,917	(12)	47,276
Timothy S. Dyer	6,562	(17)	8,438	(17)	7.31	04/03/2019
	593	(18)	907	(18)	8.18	05/06/2019
	6,250	(19)	13,750	(19)	5.25	09/04/2019
			30,000	(20)	3.40	06/03/2020
			80,000	(11)	3.45	09/15/2020
Carolyn F. Bostick	23,437	(21)	21,563	(21)	6.31	11/16/2018
	5,312	(16)	9,688	(16)	7.13	06/30/2019
			50,000	(22)	3.72	12/16/2020
							3,875	(12)	14,182

(1)	Includes options for unvested shares, subject to time vesting, granted under the 2008 Equity Incentive Plan, 2006 Stock Option/Stock Issuance Plan, 2004 Stock Option/Stock Issuance Plan and the 2002 Stock Option/Stock Issuance Plan. The Company may repurchase unvested shares under these Plans in the event the executive’s employment terminates prior to vesting.

(2)	Includes restricted stock units, subject to time vesting, granted under the 2008 Equity Incentive Plan. The company may repurchase unvested shares under these Plans in the event the executive’s employment terminates prior to vesting.

(3)	This amount represents warrants granted for compensatory purposes on November 1, 2005, which were fully exercisable on the date of grant.

(4)	These options were granted under the 2006 Stock Option/Stock Issuance Plan on December 9, 2006. 25% vested on December 9, 2007 and 1/48 vest each month thereafter. Under an amendment dated January 1, 2008 to this employee’s employment agreement, these options became fully vested as of December 31, 2009.

(5)	These options were granted under the 2008 Equity Incentive Plan on April 3, 2009. 25% vested on April 2, 2010 and 1/48 vest each month thereafter. They may become fully vested on April 2, 2013.

(6)	These options were granted under the 2004 Stock Option/Stock Issuance Plan on November 1, 2007. 25% vested on October 31, 2008 and 1/48 vest each month thereafter. They may become fully vested on October 31, 2011.

(7)	These options were granted under the 2006 Plan on November 1, 2007. 25% vested on October 31, 2008 and 1/48 vest each month thereafter. They may become fully vested on October 31, 2011.

(8)	These options were granted under the 2008 Plan on July 1, 2008. 25% vested on June 30, 2009 and 1/48 vest each month thereafter. They may become fully vested on June 30, 2012.

(9)	These options were granted under the 2008 Plan on July 1, 2009. 25% vest on June 30, 2010 and 1/48 vest each month thereafter. They may become fully vested on June 30, 2013.

(10)	These options were granted under the 2008 Plan on April 15, 2010. 25% vest on April 14, 2011 and 1/48 vest each month thereafter. They may become fully vested on April 14, 2020.

(11)	These options were granted under the 2008 Plan on September 16, 2010. 25% vest on September 15, 2011 and 1/48 vest each month thereafter. They may become fully vested on September 15, 2014.

(12)	These restricted stock units were granted under the 2008 Plan on July 1, 2009. 25% vest on June 30, 2010 and 1/48 vest each month thereafter. They may become fully vested on June 30, 2013.

(13)	These options were granted under the 2004 Plan on December 15, 2005. They became fully vested on December 14, 2009.

(14)	These options were granted under the 2006 Stock Option/Stock Issuance Plan on December 9, 2006. 25% vested on December 8, 2007 and 1/48 vested each month thereafter. They became fully vested on December 8, 2010.

(15)	These options were granted under the 2008 Plan on July 1, 2008. 25% vested on June 30, 2009 and 1/48 vest each month thereafter. They may become fully vested on June 30, 2012.

(16)	These options were granted under the 2008 Plan on July 1, 2009. 25% vest on June 30, 2010 and 1/48 vest each month thereafter. They may become fully vested on June 30, 2013.

(17)	These options were granted under the 2008 Plan on April 3, 2009. 25% vest on April 2, 2009 and 1/48 vest each month thereafter. They may become fully vested on April 2, 2013.

(18)	These options were granted under the 2008 Plan on May 6, 2009. 25% vested on May 5, 2010 and 1/48 vested each month thereafter. They may became fully vested on May 5, 2013.

(19)	These options were granted under the 2008 Plan on September 4, 2009. 25% vested on September 3, 2010 and 1/48 vested each month thereafter. They may become fully vested on September 3, 2013.

(20)	These options were granted under the 2008 Plan on June 3, 2010. 25% vested on June 2, 2011 and 1/48 vested each month thereafter. They may become fully vested on June 2, 2014.

(21)	These options were granted under the 2008 Plan on November 17, 2008. 25% vested on November 16, 2009 and 1/48 vested each month thereafter. They may become fully vested on November 16, 2012.

(22)	These options were granted under the 2008 Plan on December 16, 2010. 25% will vest on December 16, 2011 and 1/48 vested each month thereafter. They may become fully vested on December 15, 2020.

Option Exercises and Stock Vested in 2010

None of our named executive officers exercised any options. In 2010, the following stock awards vested for the following named executive officers: Thomas D. Willardson, 1, 416 shares; Borja Sanchez-Blanco, 7,083 shares; and Carolyn F. Bostick, 2,125 shares.

Potential Payments Upon Termination or Change of Control

We adopted a change in control plan in August 2009 for highly paid employees. The CIC Plan was amended in February 2011, to extend its term to December 31, 2013. Each of the named executive officers and Mr. Rooney participate in the Plan.

Except for the Plan, Mr. Rooney’s severance terms under his Offer Letter and Mr. Sanchez-Blanco’s severance terms under his employment agreement summarized above following the Grants of Plan-Based Awards in 2009 table, these individuals do not otherwise have an agreement, plan or arrangement that provides for payments in connection with any employment termination, change in control of our company, or change in his responsibilities.

The Plan became effective as of August 4, 2009, and was amended in February 2011 to extend its term to December 31, 2013, unless extended as provided in the Plan.

The Compensation Committee of the ERI Board of Directors is authorized by the Plan to designate certain executives and other key full-time employees of ERI as a Participant.

A Participant is entitled to Severance Benefits under the Plan if ERI terminates the Participant’s employment without Cause, or the Participant terminates his or her employment with Good Reason, in either case within 12 months after a Change in Control (including but not limited to an acquisition of a controlling interest in ERI by a third party). Mr. Rooney’s benefits under the Plan are also extended to an Anticipatory Termination, defined as any termination of his employment otherwise giving rise to benefits under the CIC Plan (if the termination had occurred during the period specified in the CIC Plan) that occurs during the 3 months prior to the earlier of the date on which a third-party (person or group of persons) first acquired beneficial ownership of more than 5% of a voting class of the Company’s equity securities or the Change in Control occurs (and provided the Change in Control is actually consummated and or in the case of a 5% equity beneficial ownership acquisition described above, is consummated by the person or persons which first acquired the more than 5% beneficial ownership), if the termination (1) was at the request of a third party that had taken steps reasonably calculated to effect the Change in Control or (2) otherwise arose in connection with or anticipation of a Change in Control.

The definitions of Cause, as amended, Good Reason and Change in Control are set forth at the end of this summary.

The Severance Benefits include the following, conditioned on the Participant’s signing a release in favor of ERI and complying with certain other covenants under the agreement, and less deductions required or permitted by applicable law:

•	A lump sum payment equal to (i) 12 months’ regular base rate of pay (except that for this purpose, Mr. Pique’s base rate will be his 2008 salary), plus (ii) 100% of the Participant’s target annual bonus for the fiscal year in which the Change in Control occurs;

•	Immediate vesting of all unvested equity compensation held by the Participant as of the date of termination (and for this purpose, all performance criteria, if any, underlying unvested awards are deemed to be satisfied at 100% of target);

•	ERI’s regular company share of the monthly premium under COBRA, if the Participant timely elects to continue medical, dental, and vision benefits under COBRA, for up to 12 months after employment termination (but not continuing after the Participant becomes eligible for these benefits with another employer); and

•	Payment by ERI of up to $10,000 for reasonable costs of outplacement services.

The Plan also obligates ERI to make all payments to a Participant required by applicable law upon employment termination, such as earned but unpaid salary and bonus (without regard to a release or other covenants of the Participant in the Plan, and subject to deductions required or permitted by applicable law).

The Plan further provides that all unvested equity compensation held by a Participant will vest and become exercisable immediately prior to a Change in Control (whether or not the Participant’s employment is terminated) if a Change of Control occurs and (i) ERI’s shares are no longer publicly traded, or (ii) if a publicly traded company acquires ERI but does not replace unvested ERI awards with defined equivalent equity compensation applicable to the acquiring company’s stock. For this purpose, all performance criteria, if any, underlying unvested awards are deemed to be satisfied at 100% of target.

In no event is ERI obligated to gross up any payment or benefit to a Participant to avoid the effects of the “parachute rules” of Sections 280G and 4999 of the Internal Revenue Code of 1986 as amended. However, benefits to a Participant may be reduced if the reduction would result in the Participant receiving a greater payment on an after-tax basis due to the operation of those sections of the tax law. Also, payments may be conditioned or delayed as needed to be exempt from or comply with Section 409A of that Code relating to “nonqualified deferred compensation.”

Under the Plan:

•	“Cause” means, in the context of employment termination: (i) Any act by Participant in the course of employment or Participant’s performance of any act which, if Participant were prosecuted, would constitute a felony; (ii) Participant’s failure to carry out his or her material duties, after not less than thirty (30) days prior written notice of such failure, and which failure is unrelated to an illness or disability of not greater than twelve (12) work weeks; (iii) Participant’s dishonesty towards or fraud upon the Company which is injurious to the Company; (iv) Participant’s violation of confidentiality obligations to the Company or misappropriation of Company assets; or (v) Participant’s death or disability, as defined in the Company long-term disability plan in which the Participant participates or, if the Participant does not participate in such a plan, the principal long-term disability plan that covers the Company’s senior-level executives.

•	“Change in Control” means: (i) an acquisition of 50% or more of the outstanding common stock or voting securities of the Company by an person or entity, other than the Company, a Company employee benefit plan or a corporation controlled by the Company’s shareholders; (ii) changes in the composition of the Company’s Board of Directors (the “Board”) over a rolling twelve-month period, which changes result in less than a majority of the directors consisting of Incumbent Directors. “Incumbent Directors” include directors who are or were either (x) members of the Board as of the Effective Date or (y) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. Incumbent Directors do not include any individual not otherwise an Incumbent Director whose election or nomination resulted from an actual or threatened proxy contest (relating to the election of directors to the Board); or (iii) consummation of a complete liquidation or dissolution of the Company, or a merger, consolidation or sale of all or substantially all of the Company’s then existing assets (collectively, a “Business Combination”), other than a Business Combination: (x) in which the stockholders of the Company immediately prior to the Business Combination receive 50% or more of the voting stock resulting from the Business Combination, (y) through which at least a majority of the members of the Board are Incumbent Directors; and (z) after which no individual, entity or group (excluding any corporation resulting from the business Combination or any employee benefit plan of such corporation or of the Company) owns 50% or more of the stock of the corporation resulting from the Business Combination who did not own such stock immediately before the Business Combination.

•	“Good Reason” means, the occurrence of any one or more of the following without the Participant’s express written consent: (i) the termination or material breach of this Plan by the Company; (ii) the failure by the Company to have any successor, or any assignee of all or substantially all of the Company’s assets, assume this Plan; (iii) any material diminishment in Participant’s title, position, duties, responsibility or status after the Change in Control, provided that reporting to a business unit head instead of to the chief executive officer will not constitute a material diminishment if the Participant’s duties and responsibilities otherwise remain substantially the same; (iv) any material reduction in, limitation of, or failure to pay or provide any, compensation provided to the Participant under any agreement or understanding between the Participant and the Company, or pursuant to the Company’s policies and past practices, as of the date immediately prior to the Change in Control; (v) any material reduction in the Participant’s base salary or target bonus opportunity from the amounts in effect immediately prior to the Change in Control; or (vi) any change in the Participant’s place of employment that increases Participant’s commuting distance by more than 30 miles over his or her commuting distance immediately prior to the Change in Control. Good Reason will only be deemed to exist if the Participant provides notice of the condition(s) constituting Good Reason within 45 days of the existence of the condition and gives the Company 45 days from its receipt of such notice to remedy the condition. If the condition is remedied, Good Reason will not be deemed to exist.

The benefits provided in the Plan and Mr. Sanchez-Blanco’s agreement are summarized in the tables below, and the amounts shown assume hypothetically that each applicable termination or event was effective as of December 31, 2010. The actual amounts that will be paid can only be determined at the time of the termination or other applicable event.

The tables below do not include payments that are generally required by applicable law for all salaried employees (notwithstanding that these requirements are referred to in the applicable arrangement), such as payment of accrued but unpaid wages and unused vacation in connection with an assumed employment termination as of December 31, 2010, or rights to previously incurred business expense reimbursement or vested 401(k) accounts. The amounts set forth below do not reflect taxes, tax withholding or other deductions required by law and may be subject to reduction or delay in payment in accordance with the specific provisions of the applicable arrangement or law.

Benefits under the Change in Control Plan

The payments summarized below are triggered if ERI terminates the participant’s employment without Cause, or the participant terminates his or her employment with Good Reason, in either case within 12 months after a Change in Control (including but not limited to an acquisition of a controlling interest in ERI by a third party), as defined above.

Mr. Rooney was not a named executive officer in 2010 and is therefore not included in the table below.

		Vesting of all Unvested	COBRA Benefits for
	Lump Sum Payment =	Equity Compensation	up to 12 Months	Maximum
	12 Months Base Rate	Awards, Including Time	(Medical, Dental,	Outplacement
	of Pay Plus 100% of	and Performance	Vision and Life	Services
Name	Target Annual Bonus	Vesting Awards(1)	Insurance Benefits)	Reimbursement

G. G. Pique	$455,000	$—	$9,060	$10,000
Thomas D. Willardson	$357,500	$19,957	$13,092	$10,000
Borja Sanchez-Blanco	$603,275 (2)	$64,076	$4,766	$10,000
Timothy S. Dyer	$273,000	$24,600	$13,092	$10,000
Carolyn F. Bostick	$312,000	$14,183	$14,021	$10,000

(1)	The Plan also provides that all unvested equity compensation held by a participant will vest and become exercisable immediately prior to a change in control (whether or not the participant’s employment is terminated) if a change of control occurs and (i) ERI’s shares are no longer publicly traded, or (ii) if a publicly traded company acquires ERI but does not replace unvested ERI awards with defined equivalent equity compensation applicable to the acquiring company’s stock. The amount in this column for vesting of equity compensation awards assumes hypothetically that each applicable trigger under the Plan occurred December 31, 2010. If only the trigger set forth in this note (1) is assumed to occur, the benefits listed in the other columns would not apply.

(2)	This amount consists of twelve (12) months’ base pay, 100% of his target annual bonus and six (6) months’ base pay that would be due him for a one year post-contractual duty not to compete required under his employment contract in the event of termination any reason.

Benefits under Mr. Sanchez-Blanco’s Employment Agreement

		If ERI Terminates his
		Employment with Cause but	If he Terminates his
	If ERI Terminates his	a Spanish Court Rules the	Employment for Cause
	Employment without Cause	Termination is Unfair	Under the Laws of Spain
Name	(1)	(2)	(3)

Borja Sanchez-Blanco	$284,129	$298,630	$200,340

(1)	Lump sum consisting of up to three (3) months of salary to the extent less than three (3) months termination notice is given, plus seven (7) days of salary for each year of service after his initial employment date of December 1, 2005, up to a maximum of six (6) months of salary, plus six (6) months’ salary that would be due him for a one year post-contractual duty not to compete required under his employment contract in the event of termination any reason.

(2)	Lump sum consisting twenty (20) days of salary for each year of service after December 1, 2005 up to a maximum of twelve (12) months’ salary, plus six (6) months’ salary pay that would be due him for a one year post-contractual duty not to compete required under his employment contract in the event of termination any reason.

(3)	Lump sum consisting of seven (7) days of salary for each year of service after December 1, 2005, up to a maximum of six (6) months’ salary, plus six (6) months’ salary that would be due him for a one year post-contractual duty not to compete required under his employment contract in the event of termination any reason.

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2010, about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans.

			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	be Issued Upon Exercise	Exercise Price	Equity Compensation
	of Outstanding	of Outstanding Options,	Plans (Excluding
	Options, Warrants	Warrants	Securities Reflected
Plan Category	and Rights (a)	and Rights (b)(3)	in Column (a))(c)

Equity compensation plans approved by security holders(1)	4,114,558	$5.88	$2,997,094
Equity compensation plans not approved by security holders(2)	150,000	$1.00	—

Total / Weighted Ave./ Total	4,264,558	$5.71	$2,997,094

(1)	Represents shares of the Company’s Common Stock issuable upon exercise of options and vesting of restricted stock units outstanding under the following equity compensation plans: 2002 Stock Option/Stock Issuance Plan, 2004 Stock Option/Stock Issuance Plan, 2006 Stock Option/Stock Issuance Plan and the 2008 Equity Incentive Plan.

(2)	Represents warrants granted for compensatory purposes on November 1, 2005, which were fully exercisable on the date of grant.

(3)	This calculation does not take into account shares underlying restricted stock unit awards that may be delivered in the future upon satisfaction of applicable vesting requirements and deferral arrangements.

REPORT OF THE AUDIT COMMITTEE

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that ERI specifically incorporates it by reference into a document filed with the SEC.

The Audit Committee has reviewed and discussed with management the financial statements for the year ended December 31, 2010 audited by BDO USA, LLP, the Company’s independent registered public accounting firm.

The Audit Committee has discussed with BDO USA, LLP matters required to be discussed by SAS 61 as amended. The Audit Committee has also received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of BDO USA, LLP with the Audit Committee concerning independence, and has discussed with BDO USA, LLP its independence.

Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have appointed BDO USA, LLP as its independent registered public accounting firm for the year ending December 31, 2011.

MEMBERS OF THE AUDIT COMMITTEE

Dominique Trempont, Chairman
Arve Hanstveit
Fred Olav Johannessen
Robert Yu Lang Mao

DIRECTORS AND MANAGEMENT

Executive Officers and Directors

Our executive officers, director nominees and continuing directors, and their ages and positions as of April 15, 2011, are set forth below:

Name	Age	Position

Thomas S. Rooney, Jr.	51	President, Chief Executive Officer and Director
Hans Peter Michelet	51	Executive Chairman and Director
Paul Cook	86	Director
Arve Hanstveit	56	Director
Fred Olav Johannessen	57	Director
Robert Yu Lang Mao	67	Director
Marie Elisabeth Paté-Cornell	62	Director
Dominique Trempont	56	Director
Borja Sanchez-Blanco	42	Senior Vice President of Sales, Marketing and Business Development
Deno G. Bokas	49	Vice President of Finance/Chief Accounting Officer
Carolyn F. Bostick	58	Vice President and General Counsel
Timothy S. Dyer	43	Chief Technology Officer
Terrill Sandlin	62	Vice President of Manufacturing
Thomas D. Willardson	60	Chief Financial Officer

G.G. Pique served as our president and chief executive officer from August 2002 until his retirement in February 2011, and became a member of our board of directors in July 2008. However, he is not standing for re-election at the Annual Meeting and is therefore not included in the table above or biographical summary below.

Thomas S. Rooney, Jr. joined ERI as its President and Chief Executive Officer and as a director in February 2011. He served as President and Chief Executive Officer of SPG Solar, Inc., which is in the business of manufacturing and installing solar photovoltaic power systems, from May 2009 to December 2010. He has served on the Board of Directors of Enertech Environmental, Inc., an innovator in the area of clean combustion technologies for biosolids, since April 2009 and as Board Chairman since August 2010, and as a member of the Technology Advisory Board of Advanced Energy Industries (NASDAQ: AEIS), a maker of industrial power conversion products, since 2010. From July 2003 to August 2007, he served as President and Chief Executive Officer of Insituform Technologies, Inc. (NASDAQ: INSU), a leading supplier of water infrastructure technology and services for municipalities and industry, including oil and gas. From 2008 to 2010, he served on the Board of Directors of China-based Duoyuan Global Water, Inc. (NYSE: DGW), a manufacturer and distributor of water purification products which he helped bring public on the New York Stock Exchange in 2009. From 1997 to 2003, he was Senior Vice President of Gilbane Building Corporation, Inc. and from 1982 to 1997 he held various positions with increasing responsibility at Turner Construction Company and Centex Corporation.

Hans Peter Michelet joined our board of directors in August 1995 and was appointed chairman of the board in September 2004. Before joining our board, Mr. Michelet was a senior manager with Delphi Asset Management, an asset management firm based in Norway and served as chief executive officer of Fiba Nordic Securities, a Scandinavian investment bank. He also had management positions with Finanshuset and Storebrand Insurance Corporation. From January 2005 to November 2007, Mr. Michelet served as our interim chief financial officer and he became our executive chairman in March 2008. Mr. Michelet has been a member of the board of directors of SynchroNet Logistics Inc., a maritime technology service provider since June 2000 and a director of Profunda AS, a commercial cod farm. Mr. Michelet holds a B.A. in Finance from the University of Oregon. The Board selected Mr. Michelet as a director and its chairman because of his experience as an investor and entrepreneur, his senior management experience in multi-cultural financial institutions, his strong organizational and leadership skills, and his knowledge of company operations and markets.

Paul M. Cook has served as a member of our Board of Directors since July 2008. Mr. Cook is the founder of Raychem Corporation, a pioneer in material science based on radiation chemistry. Mr. Cook served as its chief executive officer for 33 years and oversaw Raychem’s growth through innovation and market creation into a $1.6 billion global enterprise. Mr. Cook is currently the chairman and founder of Promptu Systems Corporation, a private company that develops a speech recognition system for mobile phones and televisions, a position he has held since June 2000. Mr. Cook is also the chairman of Global Translation, Inc., a private company that provides automated translation services for television stations and networks, a position he has held since December 2006. Since 1993, Mr. Cook has served on the board of directors of Sarnoff Corporation, a wholly owned subsidiary of SRI International which innovates in the areas of vision, video and semiconductor technology. Mr. Cook is a member of the National Academy of Engineering and the American Academy of Science. He is a member of the Bay Area Business Hall of Fame and received the National Medal of Technology in 1988. Mr. Cook holds an undergraduate degree in engineering from Massachusetts Institute of Technology. The Board selected Mr. Cook as a member after its initial public offering because of his successful tenure as founder and chief executive officer of a high-growth technology company, his expertise in material science and markets, and his strategic and organizational business acumen.

Arve Hanstveit joined our board of directors in August 1995. Since August 1997, Mr. Hanstveit has served as partner and vice president of ABG Sundal Collier, a Scandinavian investment bank, where he is responsible for advising U.S. institutional investors on equity investments in Nordic companies. Prior to joining ABG Sundal Collier, Mr. Hanstveit worked as a securities analyst and as a portfolio manager for a large U.S. institutional investor. Mr. Hanstveit has served on the board of directors of Kezzler AS, a privately held Norwegian company, which delivers secure track and trace solutions to the pharmaceutical and consumer goods industry, since February 2007. He is also a member of the Norwegian American Chamber of Commerce and the New York Angels, an independent consortium of individual accredited angel investors that provides equity capital for early-stage companies in the New York city area. Mr. Hanstveit holds a B.A. in Business from the Norwegian School of Management and an M.B.A. from the University of Wisconsin, Madison. The Board selected Mr. Hanstveit to as a director because of his early investment in the Company, his years of experience as a portfolio manager and securities analyst, his detailed understanding of global financial markets and his extensive knowledge of the company, its products and markets.

Fred Olav Johannessen has served as a member of our Board of Directors since August 1995. Mr. Johannessen is the founder and owner of Nordiska Literary Agency, a Danish company that licenses theatre productions and musicals in Scandinavia. Mr. Johannessen has served on the board of directors of Thalia Teater AS, a private theater production company in Norway, since June 1985. He has also been a member of the board of directors of Folin, a private European company that invests in literary agencies, since March 1999. He joined the board of directors of SynchroNet Logistics Inc., a maritime technology service provider, in 2010. Prior to his work in theatre, Mr. Johannessen worked as a securities analyst and owned and managed several radio stations in Scandinavia. Mr. Johannessen earned his M.S. in Finance from Colorado State University. The Board selected Mr. Johannessen as a member because of his early investment in the company, his prior experience as a securities analyst, his financial know-how and his entrepreneurship.

Robert Yu Lang Mao was the CEO of 3Com Corporation from 2008-2010, a developer of computer networking and security solutions, where he helped expand the company’s business in Europe, the Middle East, the Americas, Asia Pacific, and China, 3Com was acquired by Hewlett-Packard Company in 2010. Prior to 3Com Corporation, he worked for Nortel Networks, a broad-based communications technology company, as CEO of the company’s Greater China operations from 1997 to 2006. Before joining Nortel, he was regional president of the Greater China region for Alcatel-Lucent from 1995-1997. He also held executive positions at Alcatel and ITT in Asia and the United States. He served on the board of directors for 3Com Corporation from 2007-2010. He is currently a board member of Taiwan-based Yulon-Nissan Motor Company, which is listed on the Taiwan Stock Exchange. He serves as chairman of the board of directors of Ubee Interactive Corporation, a supplier of broadband access equipment and devices to multimedia and telecom service providers worldwide, and Pyroswift Holdings, Ltd., a supplier of high intensity LED lighting modules and equipment. Both Ubee and Pyroswift are private companies. He holds a Bachelor’s degree in material science and Master’s degree in metallurgical engineering from Cornell University, and a Master’s degree in management from the Massachusetts Institute of Technology (MIT). The Board selected Mr. Mao to serve as a director because of his prior executive experience helping equipment manufacturers expand into new product and geographic markets, his knowledge of the China market and his strong strategic and analytic skills.

Marie Elisabeth Paté-Cornell has served as a director of our company since February 2009. Dr. Paté-Cornell has been a professor at Stanford University since September 1991. She currently serves as Professor and Chairman of the University’s Department of Management Science and Engineering, a position she assumed in January 2000. She was a Professor at Stanford’s Department of Industrial Engineering and Engineering Management from September 1991 to December 1999 and became Chair of that Department in September 1997. She has been a member of the board of trustees of Aerospace Corporation since 2004 and of InQtel since 2006. She was elected as a member of the board of Draper Laboratory at Massachusetts Institute of Technology in 2009. Dr. Paté-Cornell is also a member of the National Academy of Engineering. She received a B.S. in mathematics and physics from the University of Marseilles in France, M.S and Engineering Degree from the Institute Polytechnique in Grenoble, France, a M.S. in Operations Research from Stanford University and a Ph.D. in Engineering-Economic Systems from Stanford University. The Board selected Dr. Paté-Cornell as a member because of her leadership role at a major U.S. university, her academic background in management science and engineering, her work in public policy and her specialized knowledge of risk analysis and management.

Dominique Trempont has served as a director of our Company since July 2008. He also serves on the boards of directors of other companies, with strategic focus on disruptive technologies, emerging markets and Asia: Finisar (NASDAQ: FNSR), leader in high speed fiber optic communication systems, RealNetworks (NASDAQ: RNWK) that is a leader in on line entertainment (video, music, SMS, ring tones, games), The Daily Mail and General Trust (London Stock Exchange DMGT.L), a global B2B and B2C media company focused on high quality content and publishing applications, and on24 , a late stage private software-as-a-service company, leader in virtual events and webcasting. He served as a director of 3Com Corporation from 2006 to 2010 and was chairman of that board’s audit committee. Mr. Trempont spent the first 14 years of his career as a senior executive with Raychem Corporation, a leader in material science. From 1993 through 1997, he served as chief financial officer and head of Operations of Next Software. After Next was acquired by Apple Computer Corporation, he served as chief executive officer of Gemplus Corp (now a part of Gemalto), a developer of smart card solutions. In 1999, he became the chief executive officer of Kanisa, Inc., a start-up company focused on natural language search and knowledge management software until its merger with Serviceware, now Knova, Inc. Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm, from September 2003 to September 2005. Mr. Trempont received a degree in Economics from College Saint Louis (Belgium), a bachelor’s in Business Administration and Computer Sciences from IAG (LSM) at the University of Louvain (Belgium) and a master’s in Business Administration from INSEAD (France/Singapore). The Board selected Mr. Trempont as a member after our initial public offering because of his prior board and audit committee experience with established public companies (including as chairman of the Audit Committee of 3Com), his financial expertise and his operational experience at global and multi-cultural technology companies.

Borja Sanchez-Blanco has served as our senior vice president of sales, marketing and business development since July 2009. He joined the company as vice president of our mega projects sales group in December 2005 and has served as general manager of Energy Recovery Iberia, S.L. since August 2007. Prior to joining ERI, he was a vice president of Veolia Water North America South LLC, a member of the Veolia Environment Group and managing director of its Caribbean operations. From November 1997 to 2002, he was chief financial officer of the Latin American and Caribbean operations of U.S. Filter Corporation. From November 1991 to November 1997, he was finance and administration manager of U.S. Filter’s Spanish subsidiary, known as Ionpure Technologies, S.A. prior to its acquisition by U.S. Filter in 1993. He currently serves on the board of the European Desalination Society. Mr. Blanco earned his degree in business administration and economics from Madrid University and a finance degree from Humberside Business School in the United Kingdom.

Deno G. Bokas is currently our vice president of finance and chief accounting officer. He joined our company in November, 2008. Prior to joining our company, he served as an independent financial consultant, providing financial services largely to pharmaceutical and equipment device companies. From July 2002 to July 2004, Mr. Bokas served as chief financial officer of the National Railroad Passenger Corporation. From December 2004 to September 2006, Mr. Bokas served in an SEC reporting and accounting capacity at Xenogen Corporation, a publicly traded scientific device and research company. From October 2006 to November 2007, Mr. Bokas served as vice president and controller at Perlegen Sciences, a private genetics services company. He was vice president finance and corporate controller at Aradigm Corporation, a publicly traded pharmaceutical company from November 2007 to May 2008. Mr. Bokas earned a Master of Science Finance Degree from Walsh College and a Bachelor of Business Administration Degree from Eastern Michigan University. He is also a Certified Public Accountant.

Carolyn F. Bostick has served as our vice president and general counsel since November 2008. From February 2005 to November 2008, she served as vice president and general counsel of Trend Micro Incorporated, a worldwide supplier of antivirus and other content security software and services, based in Japan. From February 2003 to February 2005, she was its global director of legal affairs and from May 2000 to February 2003, she was director of legal for the company’s U.S. subsidiary. Prior to joining Trend Micro, Ms. Bostick was an independent legal consultant and also worked as an attorney at Shearman & Sterling, Brown & Bain and Heller, Ehrman, White & McAuliffe, specializing in intellectual property, antitrust and litigation. Ms. Bostick has a law degree from Stanford Law School and B.A. from Brown University.

Timothy S. Dyer joined our company in 2009 as director of ceramics and has served as our chief technology officer since April, 2010. Prior to joining ERI, he was director of technology at Morgan Technical Ceramics, Ltd., a ceramics manufacturer, where he worked from June 2004 through March 2009. He was manager of laser chamber technology development from September 2001 through June 2004 at Cymer, Inc. He has also held management and engineering positions with SpeedFam-IPEC, Heraeus Materials Technology, Accord Semiconductor Equipment Group and Applied Materials, Inc. Mr. Dyer holds B.S. in materials science and an M.S. in mechanical engineering from the University of California, Davis.

Terrill Sandlin has served as our vice president of manufacturing since April 2002. From November 1999 to June 2001, he served as director of manufacturing for Novus Packaging Corporation, a packaging material company acquired by FP International in 2001. From September 1978 to June 1999, he served in multiple roles, including engineer, manufacturing manager and plant manager, for Whitney Research, a valve manufacturing company. From 1972 to 1978, Mr. Sandlin served as a weapon systems operator in the United States Air Force Tactical Air Command. Mr. Sandlin holds a B.S. in Civil Engineering from the University of California at Berkeley.

Thomas D. Willardson has served as our chief financial officer since November 2007 and will step down from that position effective May 23, 2011 in order to pursue another opportunity. From January 2006 to August 2007, Mr. Willardson served as executive vice president and chief financial officer of Cost Plus, Inc. Prior to his appointment as chief financial officer, Mr. Willardson served on the board of directors of Cost Plus, Inc. for 14 years. From April 2004 to December 2005, Mr. Willardson served as chief financial officer of WebSideStory, Inc., a provider of on-demand digital marketing applications, and helped take that company public in 2004. From August 2003 until April 2004, he served as chief financial officer of Archimedes Technology Group Holdings, LLC, a privately held technology development company. From April 2002 until July 2003, Mr. Willardson was an independent financial consultant. Mr. Willardson helped take a spin-off of Qualcomm, Inc., Leap Wireless, public in 2000. Prior to joining Leap Wireless in 1998, Mr. Willardson worked in various senior management positions from 1986 to 1998 for the Bechtel Corporation family of companies. From 1978 to 1985, he worked for Fluor Corporation. Mr. Willardson holds a B.A. in Finance from Brigham Young University and an M.B.A. from the University of Southern California.

Alexander J. Buehler will join our company on May 23, 2011 and has been appointed to serve as our Chief Financial Officer to succeed Mr. Willardson effective May 23, 2011.

RELATED PERSON POLICIES AND TRANSACTIONS

Our Board’s Audit Committee charter provides that the Committee’s responsibilities include the review of all related party transactions for potential conflict of interest situations on an ongoing basis. The NASDAQ listing rules require that the Company conduct an appropriate review of all related person transactions (as defined in SEC rules) for potential conflict of interest situations on an ongoing basis by the Audit Committee or another independent body of the board of directors.

The Board’s Nominating Committee charter also provides that the Committee will review potential conflicts of interest. The Company’s Code of Business Conduct also states a policy to the effect that each employee and non-employee director is expected to disclose potential conflicts of interest involving that individual or the individual’s family members to a supervisor, executive officer or member of the Audit Committee as described in the code.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company as required by the listing rules of The NASDAQ Global Market LLC. Any amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics will be posted on the Company’s website. A copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.energyrecovery.com.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the Secretary of the Company. To be timely for the 2012 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between January 5, 2012 and February 4, 2012. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company’s 2012 annual meeting of stockholders must be received by the Company no later than January 5, 2012, in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the year ended December 31, 2009, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them, except that a late Form 4 was filed for Ms. Carolyn F. Bostick in December 2010, reporting Company shares owned by a family trust of which she became a trustee on January 8, 2010.

Other Matters

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the Board intends that such business will be voted upon by the persons voting the proxies consistent with the judgment of such persons.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, ENERGY RECOVERY, INC., 1717 DOOLITTLE DRIVE, SAN LEANDRO, CALIFORNIA 94577, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED WITH THE FORM 10-K.

By Order of the Board of Directors,

Thomas S. Rooney, Jr.
President and Chief Executive Officer

May 4, 2011
San Leandro, California

Energy Recovery, Inc.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 p.m., Eastern time, June 9, 2011.

Vote by Internet • Log on to the Internet and go to http://proxy.georgeson.com/ • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board recommends a vote FOR all the director nominees listed below and FOR Proposals 2 and 3.

1.	Election of Class III Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Robert Yu Lang Mao	☐	☐	02 - Thomas S. Rooney, Jr.	☐	☐	03 - Dominique Trempont	☐	☐

		For	Against	Abstain

2.	Ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

		For	Against	Abstain

3.	To approve the advisory resolution on executive compensation.	☐	☐	☐

The Board of Directors RECOMMENDS you vote 1 year on the following proposal:

		1 Yr	2 Yrs	3 Yrs	Abstain

4.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

5.	In the discretion of the proxies, on all other business as may properly come before the annual meeting of stockholders and any adjournment or postponement thereof.
B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Energy Recovery, Inc.

Proxy Solicited by the Board of Directors of Energy Recovery, Inc.
for Annual Meeting of Stockholders, Friday, June 10th, 2011, 10:00 a.m. Pacific Daylight Time.
The undersigned hereby constituted and appoints Thomas S. Rooney, Jr. and Carolyn F. Bostick the “Proxyholders” and each of them, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 10, 2011 at 10:00 a.m. Pacific Daylight Time, or any adjournment thereof. The Annual Meeting will take place at the Company’s headquarters, located at 1717 Doolittle Drive, San Leandro, CA 94577.
The undersigned grants authority to said proxies, or any of them, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned’s name, place or stead. The undersigned instructs said proxies, or either of them, to vote as states on the reverse side.
ALL PROXIES SIGNED AND RETURNED WILL BE VOTED OR NOT VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, BUT THOSE WITH NO CHOICE WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR ON THE REVERSE SIDE AND “FOR” PROPOSALS 2 AND 3 AND “FOR” 1 YEAR ON PROPOSAL 4. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.